BANKERS HEALTHCARE GROUP, LLC AND SUBSIDIARIES (DOING BUSINESS AS BHG FINANCIAL) CONSOLIDATED FINANCIAL STATEMENTS September 30, 2023, 2022 and 2021 BANKERS HEALTHCARE GROUP, LLC AND SUBSIDIARIES Davie, Florida CONSOLIDATED FINANCIAL STATEMENTS September 30, 2023, 2022 and 2021 CONTENTS REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM ........................................ 1 CONSOLIDATED FINANCIAL STATEMENTS CONSOLIDATED BALANCE SHEETS .............................................................................................. 4 CONSOLIDATED STATEMENTS OF INCOME ................................................................................ 6 CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME ................................................ 7 CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY .......................... 8 CONSOLIDATED STATEMENTS OF CASH FLOWS ....................................................................... 9 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS .............................................................. 11 Crowe LLP Independent Member Crowe Global (Continued) 1. REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM Stockholders and the Board of Directors of Bankers Healthcare Group, LLC and Subsidiaries Davie, Florida Opinion on the Financial Statements We have audited the accompanying consolidated balance sheets of Bankers Healthcare Group, LLC and Subsidiaries (the "Company") as of September 30, 2023 and 2022, the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended September 30, 2023, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of September 30, 2023 and 2022, and the results of its operations and its cash flows for each of the years in the three-year period ended September 30, 2023, in conformity with accounting principles generally accepted in the United States of America. Basis for Opinion These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are required to be independent with respect to the Company in accordance with the relevant ethical requirements relating to our audits. We conducted our audits in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion. (Continued) 2. Critical Audit Matters The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate. Transfers of Loan Receivables The Company enters into arrangements to transfer loan receivables. In accordance with Accounting Standards Codification (“ASC”) Transfers and Servicing (Topic 860), as described in Note 1 to the consolidated financial statements, transfers of loan receivables meeting the criteria for a sale are derecognized from the balance sheet and a net gain or loss on the sale is recognized in Loan Sales Revenue. We have identified the determination of whether the transfer should be accounted for as a sale as a critical audit matter as it involves a high degree of subjectivity. This subjectivity stems from management’s assessment of whether the transferred assets have been isolated from the transferor and the effective control over the transferred assets has been relinquished. The primary procedures performed to address this critical audit matter included: • Evaluating the Company’s written accounting analysis assessing the criteria for a sale in accordance with ASC 860. • Evaluating a true sale legal opinion from the Company’s outside legal counsel. • For a selection of loan receivable transfers, substantively testing the Company’s determination of sales treatment by evaluating the executed master reserve agreement and individual purchase agreement. Qualitative Factors – Estimated Loan Substitutions and Prepayments and Allowance for Loan Loss The estimated loan substitution and prepayments and the allowance for loan loss are significant estimates with a subjective determination of probable and incurred expenses in relation to the loan portfolio previously sold to third-party investors and loans maintained on the balance sheet as held for investment. Refer to Note 1, Note 2, and Note 6 for the Company’s accounting policy and disclosures related to the estimated loan substitution and prepayments and the allowance for loan loss. The Company’s estimated loan substitution and prepayments represents the probable and incurred expenses from the Company’s optional purchase of defaulted loans, coverage of prepayment shortfall, and expenses incurred from investors claiming restricted assets. The calculation of historical expense experience is based on actual historical expenses incurred by the Company and the calculated historical expense experience is augmented by qualitative factors to arrive at the balance reflected in the consolidated financial statements. The Company’s allowance for loan losses is a valuation allowance for probable incurred credit losses. Management estimates the allowance balance required using past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations, economic conditions, and other factors. The qualitative factors include considerations of the following: levels of and trends in delinquencies and impaired loans (including TDRs); levels of and trends in charge-offs and recoveries; and national and local economic trends and conditions.

We have identified the determination of the qualitative factors as a critical audit matter. The determination of the qualitative factors involves significant professional judgment and the use of subjective measurements by management, including internal credit quality data and external economic data. Auditing management's judgments in their determination of these qualitative factors requires a high degree of auditor effort and judgment.

The primary procedures performed to address this critical audit matter included:

- Evaluating the significant judgments and assumptions used by management in the determination of the estimated loan substitution and prepayments and the allowance for loan loss qualitative factors.
- Analytically evaluating the qualitative factors year-over-year for reasonableness.
- Evaluating the relevance and reliability of the internal and external data used to develop the qualitative factors.
- Evaluating the overall reasonableness of the estimated loan substitution and prepayments and the allowance for loan loss.

CROWE LLP

Crowe LLP

We have served as the Company's auditor since 2013.

New York, New York
December 22, 2023

3.

BANKERS HEALTHCARE GROUP, LLC AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
September 30, 2023 and 2022
(dollars in thousands)

	2023	2022
ASSETS		
Cash and cash equivalents, including restricted cash of $311,702 and $247,344 at September 30, 2023 and 2022(1)	$ 642,519	$ 591,803
Loans, net of allowance for loan losses of $64,549 and $41,341 at September 30, 2023 and 2022(1)	966,917	1,053,003
Loans pledged, net of allowance for loan losses of $148,935 and $59,985 at September 30, 2023 and 2022(1)	2,134,773	1,716,947
Loans held for sale, at lower of cost or fair value	256,492	437,602
Accrued interest receivable (1)	25,196	24,701
Residual interest	90,309	-
Premises and equipment, net	57,711	91,739
Premises held for sale	16,963	-
Accounts receivable	13,681	36,646
Equity investments	28,519	28,443
Intangible assets	24,721	24,125
Servicing assets	26,758	3,788
Other assets (1)	50,569	36,589
Total assets	$ 4,335,128	$ 4,045,386
LIABILITIES AND STOCKHOLDERS' EQUITY		
Liabilities		
Estimated loan substitutions and prepayments	$ 350,277	$ 270,313
Borrower reimbursable fee	163,306	134,046
Secured borrowings, net of unamortized debt issuance costs (1)	2,768,025	2,387,997
Notes payable, net of unamortized debt issuance costs	345,000	656,700
Accrued compensation and other benefits	22,739	20,507
Accounts payable (1)	12,678	15,513
Accrued expenses and other liabilities (1)	43,325	31,569
Total liabilities	3,705,350	3,516,645

Stockholders' equity		
Common stock – $0.0005 par value, 1,000,000 shares authorized and issued, 750,000 shares outstanding	1	1
Retained earnings	629,924	522,755
Treasury stock – 250,000, at cost, shares at $0.68	(170)	(170)
Accumulated other comprehensive income	23	6,155
Total stockholders' equity	629,778	528,741
Total liabilities and stockholders' equity	$ 4,335,128	$ 4,045,386

(1) Includes amounts in consolidated variable interest entities (VIEs) presented separately in the table on next page.

See accompanying notes to consolidated financial statements.

4

BANKERS HEALTHCARE GROUP, LLC AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
September 30, 2023 and 2022
(dollars in thousands)

The following table presents the assets and liabilities of consolidated VIEs, which are included in the consolidated balance sheets above. The assets and liabilities in the table below exclude intercompany balances that eliminate in consolidation.

	2023	2022
Assets of consolidated VIEs, included in total assets above		
Cash and cash equivalents	$ 112,360	$ 68,542
Loans, net of allowance for loan losses	19,444	19,295
Loans pledged, net of allowance for loan losses	2,134,773	1,716,947
Accrued interest receivable	16,464	12,370
Other assets	2,724	527
Total assets of consolidated variable interest entities	$ 2,285,765	$ 1,817,681
Liabilities of consolidated VIEs, included in total liabilities above		
Secured borrowings, net of unamortized debt issuance costs	$ 2,073,170	$ 1,657,680
Accrued expenses and other liabilities	2,624	1,087
Total liabilities of consolidated variable interest entities	$ 2,075,794	$ 1,658,767

See accompanying notes to consolidated financial statements.

5

BANKERS HEALTHCARE GROUP, LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
Years ended September 30, 2023, 2022 and 2021
(dollars in thousands)

	2023	2022	2021
Interest income	$ 563,086	$ 370,176	$ 164,330
Interest expense:			
Secured borrowings	146,272	59,912	31,909
Notes payable and other	34,879	15,731	2,504
Total interest expense	181,151	75,643	34,413
Net interest income	381,935	294,533	129,917
Provision for loan losses	300,206	125,181	39,196
Net interest income after provision for loan losses	81,729	169,352	90,721
Non-interest income:			
Gain on loan sales, net	407,025	516,734	393,857
Loan origination fees	179,052	118,414	89,197
Reimbursable servicing fee income	10,936	4,614	3,058
Other income	40,295	25,854	16,660
Total non-interest income	637,308	665,616	502,772
Total income net of interest expense and provision for loan losses	719,037	834,968	593,493
Non-interest expense:			
Salaries and employee benefits	241,841	231,466	167,824
Advertising expense	119,065	166,339	108,424
Amortization expense	7,194	3,877	1,142
Portfolio expense	32,643	23,447	15,213
Occupancy expense	5,926	4,644	4,245
Depreciation expense	17,930	11,368	3,992
Professional services	35,886	27,619	30,530
Equipment and technology expense	26,084	21,273	15,042
Other expense	42,240	30,958	12,526
Total non-interest expense	528,809	520,991	358,938
Net income	$ 190,228	$ 313,977	$ 234,555

See accompanying notes to consolidated financial statements.

6

BANKERS HEALTHCARE GROUP, LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
Years ended September 30, 2023, 2022 and 2021
(dollars in thousands)

	2023	2022	2021
Net income	$ 190,228	$ 313,977	$ 234,555
Other comprehensive income			
Income (loss) on cash flow hedges	(639)	6,272	1,333
Income (loss) on interest-only strips	(3)	(1)	13
Reclassification upon termination of cash flow hedges from other comprehensive income into net income	(5,490)	-	-
Total other comprehensive income (loss)	(6,132)	6,271	1,346
Comprehensive income	$ 184,096	$ 320,248	$ 235,901

See accompanying notes to consolidated financial statements.

7

BANKERS HEALTHCARE GROUP, LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
Years ended September 30, 2023, 2022 and 2021
(dollars in thousands)

	Common Stock	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Total
Balance at October 1, 2020	$ 1	$ 244,700	$ (1,462)	$ (170)	$ 243,069
Net income	-	234,555	-	-	234,555
Stockholders' distributions	-	(146,431)	-	-	(146,431)
Other comprehensive income (loss)	-	-	1,346	-	1,346
Balance at September 30, 2021	$ 1	$ 332,824	$ (116)	$ (170)	$ 332,539
Net income	-	313,977	-	-	313,977
Stockholders' distributions	-	(124,046)	-	-	(124,046)
Other comprehensive income (loss)	-	-	6,271	-	6,271
Balance at September 30, 2022	1	522,755	6,155	(170)	528,741
Net income	-	190,228	-	-	190,228
Stockholders' distributions	-	(83,059)	-	-	(83,059)
Other comprehensive income (loss)	-	-	(6,132)	-	(6,132)
Balance at September 30, 2023	$ 1	$ 629,924	$ 23	$ (170)	$ 629,778

See accompanying notes to consolidated financial statements.

8

BANKERS HEALTHCARE GROUP, LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years ended September 30, 2023, 2022 and 2021
(dollars in thousands)

	2023	2022	2021
Cash flows from operating activities			
Net income	$ 190,228	$ 313,977	$ 234,555
Adjustments to reconcile net income to net cash used for operating activities			
Depreciation expense	17,930	11,368	3,992
Amortization expense	7,194	3,877	1,142
Servicing asset amortization expense	4,410	933	349
Provision for loan losses	300,206	125,181	39,196
Origination of loans held for sale	(2,352,296)	(2,544,421)	(1,982,900)
Purchase of loans held for sale	(1,819,548)	(1,265,177)	(716,067)
Payments and proceeds from sale of loans held for sale	3,823,965	2,417,134	1,858,933
Gain on loan sales	(407,025)	(516,734)	(393,857)
Gain on residual interest	(5,259)	-	-
Gain on equity investments	-	(485)	(2,216)
Gain on interest rate swap terminations	(5,490)	-	-
(Gain) loss on disposal of premises and equipment	(2,228)	555	(13)
Impairment expense	14,566	3,214	-
Change in lower of cost or fair value adjustment for loans held for sale	295	646	(153)
Payments of operating lease liabilities	(1,944)	(912)	(868)
Amortization of debt issuance costs	11,079	3,956	1,501
Changes in assets and liabilities			
Accrued interest receivable	(495)	(6,304)	(11,539)
Accounts receivable	22,965	(34,131)	(1,208)
Other assets	(6,265)	(1,665)	(6,475)
Estimated loan substitutions and prepayments	(261,777)	(192,101)	(173,235)
Accrued compensation and other benefits	2,232	8,258	2,839
Accounts payable	(2,835)	5,138	4,583
Accrued expenses and other liabilities	9,556	4,718	3,369
Net cash used for operating activities	(460,536)	(1,662,975)	(1,138,072)
Cash flows from investing activities			
Additions to premises and equipment	(26,718)	(34,231)	(36,792)
Net change in loans	533,084	633,888	412,239
Proceeds from sale of premises and equipment	11,415	405	13
Purchase of intangible assets	(6,724)	(25,000)	-
Purchase of equity investments	(690)	(4,564)	(18,642)
Net cash provided by investing activities	510,367	570,498	356,818

See accompanying notes to consolidated financial statements.

9

BANKERS HEALTHCARE GROUP, LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years ended September 30, 2023, 2022 and 2021
(dollars in thousands)

	2023	2022	2021
Cash flows from financing activities			
Proceeds from notes payable	550,000	630,000	350,390
Payments on notes payable	(861,984)	(248,820)	(96,251)
Proceeds from secured borrowings	1,383,253	2,149,682	1,536,663
Payments on secured borrowings	(997,622)	(1,210,580)	(693,122)
Payments of debt issuance costs	(18,469)	(16,096)	(11,317)
Payments on finance lease liabilities	(494)	(454)	(417)
Increase in borrower reimbursable fee	29,260	37,975	28,565
Stockholders' distributions	(83,059)	(124,046)	(146,200)
Net cash provided by financing activities	885	1,217,661	968,311
Net increase in cash and cash equivalents	50,716	125,184	187,057
Cash and cash equivalents, beginning	591,803	466,619	279,562
Cash and cash equivalents, ending	$ 642,519	$ 591,803	$ 466,619

	2023	2022	2021
Supplemental cash flow disclosures			
Cash paid during the year			
Interest	$ 125,014	$ 37,236	$ 10,388
Additions to purchased credit-impaired loans	2,360	2,591	17,858
Non-cash transactions			
Transfer from loans held for investment to loans held for sale	136,281	13,348	7,695
Transfer from loans held for sale to loans held for investment	1,167,773	1,866,648	1,429,778
Transfer from premises and equipment, net to premises held for sale	26,763	-	-
Residual interest received on sale of loans	67,648	-	-
Notes receivable received in exchange for sale of premises	2,100	-	-
Lease liabilities arising from obtaining right-of-use asset	4,804	5,964	242
Remeasurement of lease obligations	166	1,087	-

See accompanying notes to consolidated financial statements.

10

BANKERS HEALTHCARE GROUP, LLC AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS Years ended September 30, 2023, 2022 and 2021 (Continued) 11 NOTE 1 – NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES Nature of Operations and Principles of Consolidation: Bankers Healthcare Group, LLC, doing business as BHG Financial, (“the Company”) is engaged in the origination of commercial and consumer loans to healthcare providers and other professionals throughout the United States. The loans originated by the Company are either unencumbered, financed by secured borrowings, or sold with limited or non-recourse to independent financial institutions and investors. The Company also has a lead generation division which partners with banks to originate and fund loans. Effective January 2015, 100% of the issued and outstanding shares of capital stock of Bankers Healthcare Group, Inc. were transferred to BHG Founders, Inc. (“BHG Founders’), a Florida corporation, in exchange for 100% of the issued and outstanding shares of capital stock of BHG Founders. Subsequently, also effective January 2015, the Company was converted from a Florida corporation to Bankers Healthcare Group, LLC. As of October 1, 2021, the Company was owned 51% by BHG Founders, 8.55% by Pinnacle Financial Partners, Inc., and 40.45% by Pinnacle National Bank, a wholly-owned subsidiary of Pinnacle Financial Partners, Inc. Effective September 30, 2022, Pinnacle Financial Partners, Inc. transferred its ownership units to Pinnacle National Bank. The Company is owned by two stockholders as of September 30, 2023 and 2022. The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation. Principles of consolidation: The Company consolidates entities in which it has a controlling financial interest based on either the variable interest entity (“VIE”) or voting interest model. The Company is required to first apply the VIE model to determine whether it holds a variable interest in an entity, and if so, whether the entity is a VIE and, whether the Company is the primary beneficiary of the entity and therefore has a controlling financial interest. An entity is considered to be a VIE if any of the following conditions exist: (a) the total equity investment at risk is not sufficient to finance the entity’s activities without additional subordinated financial support, (b) the holders of the equity investment at risk lack the ability to make decisions that have a significant effect on the success of the entity or the obligation and rights to absorb the entity’s expected losses or residual returns, or (c) substantially all of the entity’s activities are on behalf of an investor with disproportionately few voting rights as compared to their obligation to absorb losses or right to receive returns from the entity. If the Company determines that the entity is not a VIE, it then applies the voting interest model. Under the voting interest model, the Company has a controlling financial interest when it holds a majority voting interest in an entity (see Note 10). Subsidiaries: Fund-Ex, LLC (“Fund-Ex”), a wholly owned subsidiary of the Company, originated commercial loans to healthcare providers and other professionals throughout the United States. The loans originated by Fund-Ex are financed by secured borrowings to independent financial institutions and investors. BHG Patient Lending, LLC (“Patient Lending”), a wholly owned subsidiary of the Company, facilitates relationships between lenders and healthcare providers. The intent of these relationships is to provide financing to patients for procedures. Patient Lending also acts as the servicer of the financing between independent financial institutions and the patient. BANKERS HEALTHCARE GROUP, LLC AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS Years ended September 30, 2023, 2022 and 2021 (Continued) 12 NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued) Subsidiaries (Continued): Fund-Ex Solutions Group, LLC (“FSG”), a wholly owned subsidiary of the Company, operates as an approved Small Business Lending Company (SBLC) and is engaged in the origination and sale of 7(a) commercial loans partially guaranteed by the U.S. Small Business Administration (“SBA”). 300 Spencer Street, LLC (“300 Spencer”), a wholly owned subsidiary of the Company, is a real estate entity that owned a parcel of land in Syracuse, New York. The land was sold in May 2023 and 300 Spencer holds a mortgage receivable from the sale. BHG Funding 01, LLC (“Funding 01”), a wholly owned subsidiary of the Company, engages in the financing of certain receivables. The Company uses Funding 01 for its financing activities, in which the Company transferred certain loans into Funding 01 such that the transferred assets can only be used to settle the obligations of Funding 01. The Company also serves as the servicer of Funding 01. BHG CB RC1, LLC (“RC1”), BHG CB TL1, LLC (“TL1”) and BHG CB RC2 (“RC2”), wholly owned subsidiaries of the Company, finance certain receivables. The Company also serves as the servicer of these entities. RC2 was dissolved effective January 2023. 3700 Lakeside Drive, LLC (“3700 Lakeside”), a wholly owned subsidiary of the Company, is a real estate entity that owns a commercial building in which the Company operates. This building is held for sale as of September 30, 2023. The following wholly owned subsidiaries, as shown in the table below, were created for the purpose of facilitating financing activities related to multiple asset backed securitization (“ABS”) transactions. Collectively these entities are referred to as the “ABS Entities.” In these transactions the Company transferred certain loans into BHG Securitization Funding, a wholly owned subsidiary, which then transferred the loans to the securitization trusts in exchange for notes indirectly backed by the respective notes by way of an equity interest in the grantor trusts. The loans were then transferred to and held by the grantor trusts. Funds from BHG Securitization Funding’s sale of the asset backed notes sold, were used to settle the obligations of Funding 01, a separate wholly owned subsidiary of the Company that the Company previously created. Additionally, the Company serves as the servicer of the transferred loans for the grantor trusts. In addition to BHG Securitization Funding, the ABS Entities are as follows: Securitization Trust Grantor Trust Formation Date Bankers Healthcare Group Securitization Trust 2020-A Bankers Healthcare Group Grantor Trust 2020-A July 2020 BHG Securitization Trust 2021-A BHG Grantor Trust 2021-A May 2021 BHG Securitization Trust 2021-B BHG Grantor Trust 2021-B September 2021 BHG Securitization Trust 2022-A BHG Grantor Trust 2022-A February 2022 BHG Securitization Trust 2022-B BHG Grantor Trust 2022-B June 2022 BHG Securitization Trust 2022-C BHG Grantor Trust 2022-C September 2022 BHG Securitization Trust 2023-A BHG Grantor Trust 2023-A March 2023 BANKERS HEALTHCARE GROUP, LLC AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS Years ended September 30, 2023, 2022 and 2021 (Continued) 13 NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued) Subsidiaries (Continued): Effective November 2020, the wholly owned subsidiary Risk Management Solutions Group, LLC (“RMSG”) was created. RMSG is a consulting company that provides regulatory and financial risk management services to financial institutions. Effective March 2021, the wholly owned subsidiary Stratosphere Holdings, LLC (“Stratosphere Holdings”) was created. Stratosphere Holdings purchased an aircraft and held the note payable related to the purchase. The aircraft was sold in March 2023 and the related note payable was paid off. Stratosphere Holdings was dissolved effective September 2023. Effective June 2021, the wholly owned subsidiary BHG MCB Financing, LLC was created for the purpose of financing certain receivables. Effective November 2022, the wholly owned subsidiaries BHG Funding 03, LLC (“Funding 03”), BHG Funding 04, LLC (“Funding 04”), and BHG Funding 05, LLC (“Funding 05”) were created for the purposes of financing certain receivables. Effective February 2023, the wholly owned subsidiary BHG Funding 06, LLC (“Funding 06”) was created for the purpose of financing certain receivables. Effective May 2023, the wholly owned subsidiary BHG Funding 07, LLC (“Funding 07”) was created for the purpose of financing certain receivables. Subsequent Events: The Company has evaluated subsequent events for recognition and disclosure through December 22, 2023, which is the date the consolidated financial statements were available to be issued. Use of Estimates: To prepare financial statements in conformity with U.S. generally accepted accounting principles management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the consolidated financial statements and the disclosures provided, and actual results could differ. Cash and Cash Equivalents: Cash and cash equivalents include unrestricted deposits with financial institutions in checking and money market accounts. The Company considers all highly liquid investments with original maturity dates of three months or less to be cash equivalents. Restricted Cash: The Company has established mandatory reserve accounts with certain of its investors in in compliance with contractual requirements in the loan sale agreements, securitizations and financing transactions. Restricted cash in these accounts was $311.7 million and $247.3 million, as of September 30, 2023 and 2022, respectively. Restricted cash reserve accounts range from 2.0% to 3.0% of the purchaser’s amortized purchase price for loan sale transactions. Concentration of Credit Risk: The Company maintains its cash in bank deposit accounts, which at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts. The Company believes it is not exposed to any significant credit risk on cash and cash equivalents. A significant portion of the Company’s loans are with businesses and medical professionals in the healthcare industry. Significant changes in healthcare laws, or other general changes in the industry could impact the collectability of these loans. BANKERS HEALTHCARE GROUP, LLC AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS Years ended September 30, 2023, 2022 and 2021 (Continued) 14 NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued) Transfers of Financial Assets: Transfers of financial assets are accounted for as sales when control over the assets has been relinquished. Control over transferred assets is deemed to be surrendered when the assets have been isolated from the Company, the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity. The Company’s loan transfers to investors meet the criteria for sale accounting treatment. The loans have been isolated from BHG and put presumptively beyond the reach of the Company and its creditors, even in bankruptcy or other receivership. The Company engaged a law firm specializing in bankruptcy to review the Company’s loan sale agreements. The law firm and the Company have concluded that the contractual sales of loans meet the requirements of a true sale at law within the relevant jurisdictions. Investors who have purchased loans from the company have the contractual right to sell, pledge or exchange the loans. Investors do not need the company’s approval to sell, pledge or exchange loans. The Company does not maintain effective control over the loans once they have been sold. The Company does not have an obligation to repurchase or redeem the loans. The Company does not have the right to cause the investors to return the loans. The investors do not have the right to require the company to repurchase the loans at a price so favorable that the investor will require the repurchase. The Company does not service the loans, however, some of the transfer agreements do specify the purchaser may request the Company’s involvement in the collection efforts on delinquent loans. Pursuant to the transfer agreement, the Company places approximately 3.0% of the total purchase price into a restricted cash account. The agreement acknowledges that these restricted balances are the property of, and belong exclusively to, the Company. The agreements authorize the investor to use the funds held within the accounts in certain circumstances upon a borrower's default. The agreement also provides the purchaser the right to request a loan substitution in certain circumstances upon a borrower’s default or prepayment. The Company has the option, but not the obligation to substitute a defaulted or prepaid loan with a new loan solely at its option. As a result, upon a transfer meeting the criteria for sale treatment, the Company will recognize a gain or loss at the time the loan is transferred and recognize a liability for estimated loan substitutions and prepayments, which is initially recognized at fair value. Loan sales revenue includes the gain on sales of loans and the net adjustments to the estimated loan substitutions and prepayments. Certain other agreements in which investors fund the principal value of originated loans in return for interest sharing provisions and loss sharing provisions between the Company and investors. As a result of these additional clauses, sale criteria have not been met. Accordingly, these loans are carried at principal value net of allowance for loans losses and net of deferred loan fees on the balance sheet with an offsetting liability classified as a secured borrowing. Loans: The Company originates commercial and consumer loans to healthcare professionals and other professionals nationwide. Commercial loans are typically secured by liens and security interests on and in the borrower’s business assets. In granting this type of loan, the Company primarily looks to the borrower’s cash flow as the source of repayment with collateral. Payments on commercial loans are often dependent upon the successful operation of the underlying business involved. Repayment of such loans may therefore be negatively impacted by adverse changes in economic conditions, borrower’s inability to effectively manage the business, claims of others against the borrower’s assets which may take priority over the Company’s claims against assets, death or disability of the borrower or loss of market for the borrower’s products or services. Consumer loans are unsecured and require a personal guarantee by the borrower. In granting this type of loan, the Company primarily looks to the borrower’s income as the source of repayment.

BANKERS HEALTHCARE GROUP, LLC AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS Years ended September 30, 2023, 2022 and 2021 (Continued) 15 NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued) Loans (Continued): The Company partners with certain lenders, including a related party lender (refer to Note 11), to facilitate both commercial and consumer loan originations in certain geographic locations. The Company acts as the marketing firm and refers the loan to a partner bank for funding. Once the loan is funded, the Company has the option to purchase the loan. The purchase price is the cost basis of the loan, equal to the principal net of any financed fees, plus a fee to the partner bank. Loans are offered by the partner banks to the Company on a weekly basis. The Company has the option, but not the obligation, to purchase these loans from the third party. If the Company does not elect to purchase, it is entitled to the origination fees on the loan. Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the principal balance outstanding, net of deferred loan fees and costs, and an allowance for loan losses. Interest income is accrued on the unpaid principal balance. In accordance with the level yield method, loan origination fees, net of certain direct origination costs, are deferred and recognized in loan origination fees. The Company considers loans to be nonperforming at the time the loan is 30 days delinquent. Recognition of interest income on loans is discontinued at the time the loan is 30 days delinquent unless the loan is well-secured and in process of collection. All loans are typically charged off no later than 120 days past due. Past due status is based on the contractual terms of the loan. All interest accrued but not received for loans placed on nonaccrual is reversed against interest income. Interest received on such loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured. In March 2020, the Coronavirus Aid, Relief, and Economic Security ("CARES") Act was signed into law. The CARES Act includes the Paycheck Protection Program ("PPP"), a program designed to aid small and medium-sized businesses, sole proprietors and other self-employed persons through federally guaranteed loans distributed through banks and other Small Business Administration (SBA) approved lenders. As of September 30, 2023, FSG, who originates all SBA loans, had funded approximately $220 million of PPP loans. These loans are fully guaranteed by the SBA, carry a term of two or five years, dependent on the date originated, earn interest at a 1.0% annualized interest rate, are fully guaranteed by the SBA, and are partially or totally forgivable if administered by the borrower according to guidance provided by the SBA. The Company believes these loans have the potential to be forgiven by the SBA if administered in accordance with the terms of the program. PPP loans are classified as loans held for investment as the Company has the intent and ability to hold these loans for a foreseeable future or to maturity or payoff. The Paycheck Protection Program ended in May 2021, as such, no additional PPP loans will be funded by FSG. No allowances are recorded for the loans originated under the PPP as the loans are fully guaranteed by the SBA. These loans resulted in net fee income of $9.7 million to be recognized over the life of the loans, which is between two and five years. Forgiveness of these loans by the SBA began late in the Company’s fiscal fourth quarter of 2020. During the years ended September 30, 2023, 2022 and 2021, the Company recognized $0.3 million, $1.5 million and $5.6 million, respectively, of net deferred SBA PPP fees, included in loan origination fees on the consolidated statements of income. BANKERS HEALTHCARE GROUP, LLC AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS Years ended September 30, 2023, 2022 and 2021 (Continued) 16 NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued) Purchased Credit Impaired Loans: As part of the substitution clauses within its loan sale agreements, the Company may repurchase individual loans and groups of loans, substantially all of which have shown evidence of credit deterioration since origination. Loans where some payments are reasonably expected to be collected are treated as purchased credit impaired loans. These purchased credit impaired loans are recorded at the present value of expected future cash flows, such that there is no carryover of the seller’s allowance for loan losses. After acquisition, credit losses are recognized by an increase in the allowance for loan losses. Such purchased credit impaired loans are accounted for individually. The excess of the loan’s contractual principal and interest over expected cash flows is not recorded (nonaccretable difference). Over the life of the loan, expected cash flows continue to be estimated. If the present value of expected cash flows is less than the carrying amount, a loss is recorded. If the present value of expected cash flows is greater than the carrying amount, the excess is recognized as part of future interest income. Allowance for Loan Losses: The allowance for loan losses is a valuation allowance for probable incurred credit losses. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. Management estimates the allowance balance required using past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations, economic conditions, and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management’s judgment, should be charged off. The allowance consists of specific and general components. The specific component relates to loans that are individually classified as impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. Loans for which the terms have been modified resulting in a concession, and for which the borrower is experiencing financial difficulties, are considered troubled debt restructurings and classified as impaired. Repayment of these loans is often dependent on the borrower’s continuing financial stability. Factors considered by management in determining impairment include payment status and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Troubled debt restructurings (“TDRs”) are separately identified for impairment disclosures and are measured at the present value of estimated future cash flows using the loan’s effective rate at inception. For troubled debt restructurings that subsequently default, the Company determines the amount of reserve in accordance with its accounting policy for the allowance for loan losses. The general component covers non-impaired loans and is based on historical loss experience, net of recoveries, adjusted for qualitative factors. The historical loss experience is based on the actual loss history experienced by the Company over the most recent three years. This actual loss experience is supplemented with qualitative factors based on the risks present. The qualitative factors include considerations of the following: levels of and trends in delinquencies and impaired loans (including TDRs); levels of and trends in charge-offs and recoveries; and national and local economic trends and conditions. BANKERS HEALTHCARE GROUP, LLC AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS Years ended September 30, 2023, 2022 and 2021 (Continued) 17 NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued) Loans Held for Sale: At origination or purchase, all loans are intended for sale in the secondary market and are carried at the lower of aggregate cost or fair value, as determined by outstanding commitments from investors. Net unrealized losses, if any, are recorded as a valuation allowance and charged to the consolidated statements of income. Generally, loans held for sale are sold with servicing rights released. On a monthly basis, management evaluates its intent and reclassifies any loans from held for sale to held for investment, if its intent has changed. Loans transferred from held for sale to held for investment are transferred at their carrying amount. During the years ended September 30, 2023 2022 and 2021, loans held for sale of $1.2 billion $1.9 billion and $1.4 billion, respectively, were transferred to loans held for investment. Loans transferred back from held for investment to held for sale are transferred at lower of cost or fair value of the loan. If fair value is lower than the cost of the loan, the loan is adjusted to fair value. During the years ended September 30, 2023, 2022 and 2021, loans held for investment of $136.3 million, $13.3 million and $7.7 million, respectively, were transferred to held for sale. Lending Risk: The principal business of the Company is lending in commercial and consumer loans around the country. A substantial portion of the Company’s loans are unsecured. Accordingly, the ultimate collectability of the loan portfolio is susceptible to changes in market and economic conditions. Commercial Loans Generally, these loans are secured by liens and security interests on and in the borrower’s business assets. A weakened economy, and resultant decreased consumer and/or business spending, could have an effect on the credit quality in this loan class. Consumer Loans Loans in this classification are mostly unsecured. Repayment is dependent on the credit quality of the individual borrower. Therefore, the overall health of the economy, including unemployment rates, the borrower’s disposable income and housing prices, could have an effect on the credit quality in this loan class. Accrued Interest Receivable: Accrued interest receivable includes interest due to the Company from the loans held on the consolidated balance sheets. Management believes there are no material uncollectible accrued interest receivable as of September 30, 2023 and 2022. Premises and Equipment: Land is carried at cost. Premises and equipment are stated at cost less accumulated depreciation. Expenditures for additions and improvements are capitalized. Repairs and maintenance charges, which are not considered to extend the useful lives of the assets, are expensed as incurred. Depreciation is computed on a straight-line basis over the useful life of the asset ranging from three to thirty years. The Company records its finance lease as an asset and an obligation at an amount equal to the present value at the beginning of the lease term of minimum lease payments during the lease term. The Company capitalizes development costs for internal use software beginning at the start of application development. Depreciation begins on the date the software is placed in service and the depreciation period is based on estimated useful life. Premises Held for Sale: Premises held for sale include property the Company intends to sell within the next year. This property is stated at the lower of carrying value or fair value, less estimated costs to sell. If the determination is made that the Company no longer expects to sell the property within the next year, the property will be reclassified out of premises held for sale. BANKERS HEALTHCARE GROUP, LLC AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS Years ended September 30, 2023, 2022 and 2021 (Continued) 18 NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued) Accounts Receivable: Accounts receivable mainly include receivables from investors as a result of loan sales, interest rate swap receivables, referral commission income earned but not yet received, and miscellaneous trade receivables. Management believes there are no material uncollectible accounts receivable as of September 30, 2023 and 2022. Equity Investments: Equity investments include investments without a readily determinable fair value. These investments are measured at cost minus impairment, if any, plus or minus changes in value resulting from observable price changes arising from orderly transactions. The Company considers a range of factors when adjusting the fair value of these investments, including, but not limited to, the term and nature of the investment, market conditions, values for comparable securities, current and projected operating performance, and financing transactions subsequent to the acquisition of the investment. There were no fair value adjustments from observable price changes arising from orderly transactions during the year ended September 30, 2023. Fair value adjustments from observable price changes of $485,000 and $2.2 million for the years ended September 30, 2022 and 2021, respectively, have been included in other income. Intangible Assets: Intangible assets are accounted for in accordance with ASC 350, Intangibles – Goodwill and Other. Under ASC 350, intangible assets with finite useful lives are amortized over their estimated useful lives. Goodwill and intangible assets deemed to have an indefinite life are not amortized and are subject to impairment tests, at least annually. The Company has selected September 30 as the date to perform the analysis in which carrying value is compared to fair value. Refer to Note 4 for further discussion on the Company’s accounting policies for intangible assets. Servicing Assets and Liabilities: Upon sale of the loans to third parties, any servicing right asset or liability is recognized at fair value with the income statement effect recorded in gain on sales of loans. Servicing assets and liabilities are subsequently measured under ASC 860, Transfers and Servicing, using the amortization method. The Company is using the amortization method, which amortizes the asset in proportion to, and over the period of, the estimated future net servicing income on the underlying sold portions of the loans (guaranteed) and assesses the servicing assets for impairment based on fair value at each reporting date. Servicing assets of $26.8 million and $3.8 million are included in servicing assets on the consolidated balance sheets as of September 30, 2023 and 2022, respectively. Servicing liabilities of $305,000 and $493,000 are included in accrued expenses and other liabilities on the consolidated balance sheets as of September 30, 2023 and 2022, respectively. Amortization expense relating to servicing assets amounted to $4.4 million, $933,000 and $349,000 for the years ended September 30, 2023, 2022 and 2021, and has been included in other income on the consolidated statements of income. In evaluating and measuring impairment of servicing assets, the fair value of servicing assets is determined by calculating the present value of estimated future net servicing cash flows, using assumptions of prepayments, defaults, servicing costs and discount rates that the Company believes market participants would use for similar assets. If the Company determines that the impairment is temporary, a valuation allowance is recognized through a charge to current earnings for any excess of amortized cost over the current fair value. If the fair value were to later increase, the valuation allowance may be reduced as a recovery. However, if the Company determines that impairment is other than temporary, the value of the servicing asset and any related valuation allowance is written down. No valuation allowance was recorded as of September 30, 2023 and 2022, respectively.

BANKERS HEALTHCARE GROUP, LLC AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS Years ended September 30, 2023, 2022 and 2021 (Continued) 19 NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued) Rights to receive: The Company purchases the right to receive future cash flows (collectively, “RTR”) that are generally remitted to the Company on a daily or weekly basis over a short-term period, generally ranging from four to twelve months from funding. RTR are carried at amortized cost, reduced by an allowance for losses estimated as of the balance sheet dates. RTR, net of allowance, of $623,000 and $910,000 are included in other assets on the consolidated balance sheets as of September 30, 2023 and 2022, respectively. Company-Owned Life Insurance: The Company has purchased life insurance policies on certain key executives. Company-owned life insurance is recorded at the amount that can be realized under the insurance contract at the balance sheet date, which is the cash surrender value adjusted for other charges or other amounts due that are probable at settlement. Cash surrender value of company-owned life insurance of $2.0 million and $1.9 million is included in other assets on the consolidated balance sheets as of September 30, 2023 and 2022, respectively. Interest-Only Strip: The Company records an interest-only strip when it has a right to excess interest payment streams related to loans transferred to third parties that meet the criteria for sales treatment. These interest-only strips are accounted for similar to securities available for sale and are carried at fair value, with unrealized holding gains and losses reported in other comprehensive income. All interest received is applied first to expected monthly cash flows, and then to accretable yield. Expected cash flows are reviewed on a monthly basis to determine if adjustment to carrying amount is necessary. Interest only strip of $269,000 and $616,000 is included in other assets on the consolidated balance sheets as of September 30, 2023 and 2022, respectively. No new interest-only strips were originated during the years ended September 30, 2023 or 2022. Debt Issuance Costs: Debt issuance costs are amortized on a straight-line basis, which approximates the effective interest method, during the revolving period of the line of credit or during the total term of the term debt agreement, respectively. The unamortized debt issuance costs relating to the lines of credit are included in other assets and the unamortized costs relating to term debt are recorded as either a reduction of the corresponding note payable or secured borrowing. Amortization of debt issuance costs is recorded in the consolidated statements of income within notes payable interest expense or secured borrowings interest expense, dependent on the classification of the debt it relates to. Estimated loan substitutions and prepayments: The estimate for loan substitutions and prepayments represent the Company's estimate of expenses from the Company’s discretionary repurchase or substitution of defaulted loans, coverage of prepayment shortfall, and expenses incurred from investors claiming restricted assets. In accordance with ASC 860, Transfers and Servicing, the estimate for loan substitutions and prepayments is initially recognized at fair value and then subsequently recorded considering the probability of a discretionary substitution or prepayment event. The expense is estimated based on thirty-six month trailing historical expense rate and is adjusted for qualitative factors. The qualitative factor includes considerations of the following: levels of and trends in delinquencies and impaired loans; levels of and trends in charge-offs and recoveries; effects of any changes in risk selection and underwriting standards; and national economic trends and conditions. Borrower Reimbursable Fee: Most commercial loans originated by the Company include a fee that is collected at the time of funding that is due to be repaid to the borrower at the time the note is paid in full, less any accumulated fees, etc. The outstanding payable for these reimbursable fees, net of any accumulated fees, or forfeiture, was $163.3 million and $134.0 million, as of September 30, 2023 and 2022, respectively. BANKERS HEALTHCARE GROUP, LLC AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS Years ended September 30, 2023, 2022 and 2021 (Continued) 20 NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued) Self-Insurance: The Company is self-insured for certain losses relating to medical claims. Self-insurance claims filed and claims incurred but not reported are accrued based upon management’s estimates of the discounted ultimate cost for self-insured claims incurred using actuarial assumptions followed in the insurance industry and historical experience. Although management believes it has the ability to reasonably estimate losses related to claims, it is possible that actual results could differ from recorded self-insurance liabilities. Total self-insurance liabilities of $1.5 million and $862,000 are included in accrued compensation and other benefits on the consolidated balance sheets as of September 30, 2023 and 2022, respectively. Off Balance Sheet Profit Sharing Agreements: The Company has a profit sharing agreement with a 3rd party bank and a profit sharing agreement with a related party bank under which BHG markets the Company’s credit card products to its customers. The banks will underwrite and approve the credit quality of the borrowers and issue a co-branded credit card to the borrower. Transaction spend by the borrowers is funded by the banks as the legal lender. The Company shares in a fixed percentage of the portfolio’s profits after servicing and funding costs and any credit losses. The two agreements had an immaterial impact to the Company’s consolidated statements of income for the years ended September 30, 2023, 2022 and 2021. Loss Contingencies: Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe that there are such matters that will have a material effect on the consolidated financial statements. Fair Value of Financial Instruments: Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in a separate note. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect these estimates. Fair value is the exchange price that would be received for an asset or paid to transfer a liability (exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. There are three levels of inputs that may be used to measure fair values: Level 1 – Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date. Level 2 – Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data. Level 3 – Significant unobservable inputs that reflect a company’s own assumptions about the assumptions that market participants would use in pricing an asset or liability. Income Taxes: The Company has analyzed filing positions in all of the federal and state jurisdictions where it is required to file income tax returns, as well as all open tax years in these jurisdictions. The periods subject to examination for the Company's federal return are the 2020 through 2022 tax years. The Company believes that its income tax filing positions and deductions would be sustained on audit, therefore no reserves for uncertain income tax positions have been recorded. The Company's policy for recording interest and penalties associated with audits is to record such items as a component of income before taxes. There were no such items during the periods covered in this report. BANKERS HEALTHCARE GROUP, LLC AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS Years ended September 30, 2023, 2022 and 2021 (Continued) 21 NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued) Income Taxes (Continued): The Company has elected to be treated as a Partnership under the Internal Revenue Code and the Florida and New York State Tax Laws. Under these elections, the income, generally, is taxed directly to its stockholders. Accordingly, an accrual for the estimated amount of tax due to the stockholders has been recorded as a distribution at year-end. No provision or liability for federal income taxes has been recorded in these consolidated financial statements. In addition, several states and jurisdictions have enacted tax on income when income exceeds certain levels, which resulted in a corporate level tax of $1.4 million, $10.7 million and $3.0 million for the years ended September 30, 2023, 2022 and 2021, respectively, that has been included in other expense. Comprehensive Income: Comprehensive income consists of net income and other comprehensive income. Other comprehensive income includes unrealized gains (losses) on the interest-only strips as well as unrealized gains on the cash flow hedges, which are also recognized as separate components of stockholders’ equity. Commission Income on Referrals: For borrowers that do not meet the Company’s loan underwriting standards, the Company refers the borrowers to other financing companies and earns a fee if the other finance company extends credit to the borrower. The Company records revenue when the partnered financing companies fund the loan, as well as when contractual payments are made by the borrowers. Commission income on referrals of $4.6 million, $2.3 million and $1.8 million, for the years ended September 30, 2023, 2022 and 2021, respectively, has been included in other income. Advertising Expense: Advertising costs are expensed in the year they are incurred. Advertising expense amounted to $119.1 million, $166.3 million and $108.4 million for the years ended September 30, 2023, 2022 and 2021, respectively. Portfolio Expense: Portfolio expenses are related to miscellaneous loan administration and collection costs. These costs are expensed in the year they are incurred. Portfolio expense amounted to $32.6 million, $23.4 million and $15.2 million for the years ended September 30, 2023, 2022 and 2021, respectively. Derivatives: The Company has entered into cash flow hedge agreements. A cash flow hedge is a hedge of a forecasted transaction or the variability of cash flows to be received or paid related to a recognized asset or liability. For a cash flow hedge, the gain or loss on the derivative is reported in other comprehensive income and is reclassified into earnings in the same periods during which the hedged transaction affects earnings. Net cash settlements on derivatives that qualify for hedge accounting are recorded in interest expense, based on the item being hedged. Cash flows on hedges are classified in the consolidated statements of cash flows the same as the cash flows of the items being hedged. The Company formally documents the relationship between derivatives and hedged items, as well as the risk-management objective and the strategy for undertaking hedge transactions at the inception of the hedging relationship. This documentation includes linking cash flow hedges to specific assets and liabilities on the balance sheet or to specific firm commitments or forecasted transactions. The Company also formally assesses, both at the hedge’s inception and on an ongoing basis, whether the derivative instruments that are used are highly effective in offsetting changes in fair values or cash flows of the hedged items. The Company discontinues hedge accounting when it determines that the derivative is no longer effective in offsetting changes in cash flows of the hedged item, the derivative is settled or terminates, a hedged forecasted transaction is no longer probable, a hedged firm commitment is no longer firm, or treatment of the derivative as a hedge is no longer appropriate or intended. BANKERS HEALTHCARE GROUP, LLC AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS Years ended September 30, 2023, 2022 and 2021 (Continued) 22 NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued) Derivatives (Continued): When hedge accounting is discontinued, subsequent changes in fair value of the derivative are recorded as other income. When a cash flow hedge is discontinued but the hedged cash flows or forecasted transactions are still expected to occur, gains or losses that were accumulated in other comprehensive income are amortized into earnings over the same periods which the hedged transaction will affect earnings. The Company is exposed to losses if a counterparty fails to make its payments under a contract in which the Company is in the net receiving position. The Company anticipates that the counterparties will be able to fully satisfy their obligations under the agreements. The contract to which the Company is a party settles monthly. All cash flow hedge agreements were terminated during the year ended September 30, 2023, resulting in $5.5 million being reclassified from other comprehensive income into other income. Retirement Plan: The Company sponsors a qualified 401(k) retirement plan covering all eligible employees. The Company’s 401(k) plan expense is the amount of contributions, which is equal to 50% of the employee contribution up to 6% of their eligible compensation. Reclassifications: Some items in the prior year financial statements may have been reclassified to conform to the current presentation. Reclassifications had no effect on prior year net income or stockholders’ equity. Recent Accounting Pronouncements: In February 2016, the Financial Accounting Standards Board (the “FASB”) issued ASU 2016-13, Financial Instruments - Credit Losses (Topic 326) ("ASU 2016-13"). ASU 2016-13 replaces the incurred loss model with an expected loss model, which is referred to as the current expected credit loss ("CECL") model. The CECL model is applicable to the measurement of credit losses on financial assets measured at amortized cost, including loan receivables, held-to-maturity debt securities, and reinsurance receivables. It also applies to off-balance sheet credit exposures not accounted for as insurance (loan commitments, standby letters of credit, financial guarantees, and other similar instruments) and net investments in leases recognized by a lessor. For all other assets within the scope of CECL, a cumulative-effect adjustment will be recognized in retained earnings and the allowance for credit losses as of the beginning of the first reporting period in which the guidance is effective. The standard is effective for the Company beginning October 1, 2023. The Company selected a quantitative model to calculate expected losses by estimating the probability of default and loss given default at a loan level. The calculation is supplemented with overlays for qualitative factors and reasonable and supportable forecast. The Company has determined a forecast period of 12 months followed by a 12 month reversion to long range averages. The Company is in the process of finalizing its CECL estimate for adoption. In March 2022, the FASB issued ASU 2022-02, Financial Instruments - Credit Losses (Topic 326): Troubled Debt Restructuring and Vintage Disclosures. ASU 2022-02 eliminates the accounting guidance for TDRs by creditors in Subtopic 310-40, Receivables - Troubled Debt Restructurings by Creditors, while enhancing disclosure requirements for certain loan refinancing and restructurings by creditors when a borrower is experiencing financial difficulty. Additionally, the amendments in this ASU require that public business entities disclose current-period gross write-offs by year of origination for financing receivables and net investments in leases within the scope of ASU 326-20, Financial Instruments - Credit Losses: Measured at Amortized Cost. The Company is in the process of evaluating the ASU in conjunction with its adoption of CECL on October 1, 2023.

BANKERS HEALTHCARE GROUP, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended September 30, 2023, 2022 and 2021

NOTE 2 – LOANS

Loans held for investment, including loans held for investment, pledged and Paycheck Protection Program loans, at September 30, 2023 and 2022 were as follows (in thousands):

	2023	2022
Commercial	$ 2,381,863	$ 2,060,936
Consumer	1,076,568	934,728
PPP	47	7,486
Less: Net deferred loan fees and costs	(143,304)	(131,874)
Allowance for loan losses	(213,484)	(101,326)
Loans, net	$ 3,101,690	$ 2,769,950

The Company does not have any information that would indicate its PPP loans did not meet the SBA underwriting standards and, as the SBA loans are 100% guaranteed, there is no associated allowance for loan losses at September 30, 2023 and 2022. Deferred fees and costs related to PPP loans totaled zero and $0.3 million at September 30, 2023 and 2022, respectively.

The following table presents the activity in the allowance for loan losses by portfolio for the years ended September 30, 2023, 2022 and 2021 (in thousands):

September 30, 2023	Commercial	Consumer	Total
Allowance for loan losses:			
Beginning balance	$ 59,046	$ 42,280	$ 101,326
Provision for loan losses	199,715	100,491	300,206
Loans charged-off	(128,711)	(72,652)	(201,363)
Recoveries	8,235	5,080	13,315
Total ending allowance balance	$ 138,285	$ 75,199	$ 213,484

September 30, 2022	Commercial	Consumer	Total
Allowance for loan losses:			
Beginning balance	$ 25,469	$ 16,391	$ 41,860
Provision for loan losses	67,872	57,309	125,181
Loans charged-off	(37,837)	(32,776)	(70,613)
Recoveries	3,542	1,356	4,898
Total ending allowance balance	$ 59,046	$ 42,280	$ 101,326

September 30, 2021	Commercial	Consumer	Total
Allowance for loan losses:			
Beginning balance	$ 12,370	$ 7,076	$ 19,446
Provision for loan losses	22,467	16,729	39,196
Loans charged-off	(10,813)	(7,747)	(18,560)
Recoveries	1,445	333	1,778
Total ending allowance balance	$ 25,469	$ 16,391	$ 41,860

(Continued)

23

BANKERS HEALTHCARE GROUP, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended September 30, 2023, 2022 and 2021

NOTE 2 – LOANS (Continued)

The following table presents the balance in the allowance for loan losses and the recorded investment in loans by portfolio, excluding PPP loans, and based on impairment method as of September 30, 2023 and 2022 (in thousands):

September 30, 2023	Commercial	Consumer	Total
Allowance for loan losses:			
Ending allowance balance attributable to loans:			
Individually evaluated for impairment	$ 37,011	$ 15,422	$ 52,433
Collectively evaluated for impairment	100,969	59,764	160,733
Acquired with deteriorated credit quality	305	13	318
Total ending allowance balance	$ 138,285	$ 75,199	$ 213,484
Loans:			
Loans individually evaluated for impairment	$ 77,911	$ 34,752	$ 112,663
Loans collectively evaluated for impairment	2,297,789	1,041,414	3,339,203
Loans acquired with deteriorated credit quality	6,163	402	6,565
Total ending loans balance	$ 2,381,863	$ 1,076,568	$ 3,458,431

September 30, 2022	Commercial	Consumer	Total
Allowance for loan losses:			
Ending allowance balance attributable to loans:			
Individually evaluated for impairment	$ 19,960	$ 12,671	$ 32,631
Collectively evaluated for impairment	38,669	29,607	68,276
Acquired with deteriorated credit quality	417	2	419
Total ending allowance balance	$ 59,046	$ 42,280	$ 101,326
Loans:			
Loans individually evaluated for impairment	$ 45,352	$ 31,084	$ 76,436
Loans collectively evaluated for impairment	2,007,413	903,276	2,910,689
Loans acquired with deteriorated credit quality	8,171	368	8,539
Total ending loans balance	$ 2,060,936	$ 934,728	$ 2,995,664

(Continued)

24

BANKERS HEALTHCARE GROUP, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended September 30, 2023, 2022 and 2021

NOTE 2 – LOANS (Continued)

The following table presents information related to impaired loans as of September 30, 2023 and 2022, and for the years then ended (in thousands):

	Unpaid Principal Balance	Recorded Investment	Allowance for Loan Losses Allocated	Average Recorded Investment
September 30, 2023				
With an allowance recorded:				
Commercial	$ 77,911	$ 77,911	$ 37,011	$ 61,632
Consumer	$ 34,752	$ 34,752	$ 15,422	$ 32,918
September 30, 2022				
With an allowance recorded:				
Commercial	$ 45,352	$ 45,352	$ 19,959	$ 29,318
Consumer	$ 31,084	$ 31,084	$ 12,672	$ 19,858

The recorded investment in loans excludes accrued interest receivable and loan origination fees, net, due to immateriality. Impaired loans include loans that are individually evaluated for impairment as well as troubled debt restructurings. Interest income and cash basis interest income recognized on impaired loans is not material.

The following table presents the aging of the recorded investment in past due loans as of September 30, 2023 and 2022 (in thousands):

	30 - 59 Days Past Due	60 - 89 Days Past Due	Greater than 89 Days Past Due	Total Past Due	Loans Not Past Due	Total
September 30, 2023						
Commercial	$ 36,792	$ 21,054	$ 20,065	$ 77,911	$ 2,303,952	$ 2,381,863
Consumer	$ 17,290	$ 9,480	$ 7,982	$ 34,752	$ 1,041,816	$ 1,076,568
September 30, 2022						
Commercial	$ 19,317	$ 10,843	$ 15,192	$ 45,352	$ 2,015,584	$ 2,060,936
Consumer	$ 15,248	$ 8,246	$ 7,590	$ 31,084	$ 903,644	$ 934,728

All loans greater than 30 days past due were not accruing interest as of September 30, 2023 and 2022.

Troubled Debt Restructurings

As of September 30, 2023 and 2022, the Company has a recorded investment in troubled debt restructurings of $34.0 million and $5.6 million, respectively. The Company has allocated $1.9 million and $197,000 of specific reserves for those loans at September 30, 2023 and 2022, respectively, and has committed to lend no additional amounts to these borrowers.

During the years ended September 30, 2023, 2022 and 2021, the terms of certain commercial and consumer loans were modified as troubled debt restructurings. The modification of the terms of such loans included one or a combination of the following: a reduction of the stated interest rate of the loan; an extension of the maturity date at a stated rate of interest lower than the current market rate for new debt with similar risk; or a permanent reduction of the recorded investment in the loan.

(Continued)

25

BANKERS HEALTHCARE GROUP, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended September 30, 2023, 2022 and 2021

NOTE 2 – LOANS (Continued)

During the year ended September 30, 2023, a modification of 552 loans were made involving extensions of the maturity dates, reductions in the principal due or reductions in the interest rate. The extensions were for period ranging from three months to ten years.

During the year ended September 30, 2022, a modification of 61 loans were made involving extensions of the maturity dates, reductions in the principal due or reductions in the interest rate. The extensions were for period ranging from three months to twenty-eight months.

During the year ended September 30, 2021, a modification of 32 loans were made involving extensions of the maturity dates. The extensions were for period ranging from six months to forty-nine months.

The following tables present loans modified as troubled debt restructurings that occurred during the years ended September 30, 2023, 2022 and 2021 (dollars in thousands):

	Number of Loans	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
September 30, 2023			
Troubled debt restructurings:			
Commercial	421	$ 35,181	$ 34,902
Consumer	131	$ 7,713	$ 7,660

The troubled debt restructurings described above increased the allowance for loan losses by $1.8 million for the year ended September 30, 2023.

September 30, 2022			
Troubled debt restructurings:			
Commercial	37	$ 2,598	$ 2,574
Consumer	24	$ 1,228	$ 1,222

The troubled debt restructurings described above increased the allowance for loan losses by $90,000 for the year ended September 30, 2022.

<u>September 30, 2021</u>			
Troubled debt restructurings:			
Commercial	22	$ 1,495	$ 1,497
Consumer	10	$ 437	$ 438

The troubled debt restructurings described above increased the allowance for loan losses by $55,000 for the year ended September 30, 2021.

(Continued)

26

BANKERS HEALTHCARE GROUP, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended September 30, 2023, 2022 and 2021

NOTE 2 – LOANS (Continued)

The following tables present the loans modified as troubled debt restructurings for which there was a payment default within twelve months following the modification during the years ended September 30, 2023, 2022 and 2021 (dollars in thousands):

	Number of Loans	Recorded Investment
September 30, 2023		
Troubled debt restructurings:		
Commercial	112	$ 9,527
Consumer	32	$ 1,875

The troubled debt restructurings described above increased the allowance for loan losses by $7.5 million and resulted in 112 charge offs during the year ended September 30, 2023.

	Number of Loans	Recorded Investment
September 30, 2022		
Troubled debt restructurings:		
Commercial	20	$ 1,302
Consumer	12	$ 442

The troubled debt restructurings described above increased the allowance for loan losses by $740,000 and resulted in 9 charge offs during the year ended September 30, 2022.

	Number of Loans	Recorded Investment
September 30, 2021		
Troubled debt restructurings:		
Commercial	11	$ 579
Consumer	5	$ 199

The troubled debt restructurings described above increased the allowance for loan losses by $29,000 and resulted in 2 charge offs during the year ended September 30, 2021.

A loan is considered to be in payment default once it is 30 days contractually past due under the modified terms.

In order to determine whether a borrower is experiencing financial difficulty, an evaluation is performed of the probability that the borrower will be in payment default on any of its debt in the foreseeable future without the modification. This evaluation is performed under the Company's internal underwriting policy.

(Continued)

27

BANKERS HEALTHCARE GROUP, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended September 30, 2023, 2022 and 2021

NOTE 2 – LOANS (Continued)

Credit Quality Indicators

The Company considers the performance of the loan portfolio and its impact on the allowance for loan losses. For commercial loans, the Company evaluates credit quality based on the aging status of the loan, which was previously presented, and by payment activity. The Company considers loans to be nonperforming at the time the loan is 30 days delinquent unless the loan is well-secured and in process of collection. The following table presents the recorded investment in commercial and consumer loans, excluding PPP loans, based on payment activity as of September 30, 2023 and 2022 (in thousands):

	Commercial	Consumer
September 30, 2023		
Performing	$ 2,303,952	$ 1,041,816
Nonperforming	77,911	34,752
Total	$ 2,381,863	$ 1,076,568

	Commercial	Consumer
September 30, 2022		
Performing	$ 2,015,584	$ 903,644
Nonperforming	45,352	31,084
Total	$ 2,060,936	$ 934,728

Purchased Credit Impaired Loans

The Company has purchased loans, for which there was, at acquisition, evidence of deterioration of credit quality since origination and it was probable, at acquisition, that all contractually required payments would not be collected. The carrying amount of the loans is as follows (in thousands):

	2023	2022
Carrying amount, net of allowance of $318 and $419	$ 6,247	$ 8,120

Purchased credit impaired loans purchased during the years ended September 30, 2023, 2022 and 2021, for which it was probable at acquisition that all contractually required payments would not be collected, were not material.

(Continued)

28

BANKERS HEALTHCARE GROUP, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended September 30, 2023, 2022 and 2021

NOTE 3 – PREMISES AND EQUIPMENT, NET

A schedule of premises and equipment at September 30, 2023 and 2022, is as follows (in thousands):

	2023	2022
Leasehold improvements	$ 1,290	$ 1,719
Furniture and fixtures	2,092	1,806
Office equipment	6,964	6,389
Land	-	6,207
Buildings and building improvements	3,931	29,859
Aircraft	-	10,390
Software	55,187	37,136
Internal use software – work in progress	23,470	20,915
Accumulated depreciation	(35,223)	(22,682)
Premises and equipment, net	$ 57,711	$ 91,739

Depreciation expense was $17.9 million, $11.4 million and $4.0 million for the years ended September 30, 2023, 2022 and 2021, respectively.

In March 2023, Stratosphere completed the sale of the aircraft to an unaffiliated, private, third-party buyer for a sale price of $10.4 million, representing a net gain on sale of $2.1 million, which is reported in other income in the consolidated statements of income. In connection with the sale of the aircraft, the aircraft term loan was repaid in full and all related liens discharged (see Note 9).

During the year ended September 30, 2023, the Company determined that certain premises met the criteria to be classified as held for sale. The premises are presented as premise held for sale in the consolidated balance sheet as of September 30, 2023. Assets held for sale are recorded at the lower of carrying value or fair value, less costs to sell, in accordance with ASC 360-10-15, *Impairment or Disposal of Long-Lived Assets*.

As a result of classifying this premise as held for sale during the year ended September 30, 2023, the Company recorded impairment charges of $9.8 million to write down the premise to its estimated fair value, less costs to sell. The impairment was recorded within other expenses in the consolidated statements of income.

(Continued)

29

BANKERS HEALTHCARE GROUP, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended September 30, 2023, 2022 and 2021

NOTE 4 – INTANGIBLE ASSETS

FSG owns a Small Business Loan Company (SBLC) license and is authorized to make government guaranteed loans under the Small Business Administration 7(a) Business Loan program. FSG evaluates the intangible asset annually for impairment on September 30. As of and for the years ending September 30, 2023 and 2022 there has been no impairment of this intangible asset.

No amortization expense was recorded on the license as of September 30, 2023, as it is considered to have an indefinite life.

In December 2021, the Company acquired a 50% profit share in a consumer and commercial credit card portfolio for $25 million. The Company is accounting for this as a customer-related intangible asset subject to amortization on a straight-line basis over a weighted average amortizable life of 6 years. In May 2023, the Company purchased an incremental intangible asset related to the credit card portfolio for $6.7 million which was added to the original intangible asset balance and amortized over the remaining life. Amortization expense relating to this intangible asset amounted to $6.1 million and $3.1 million for the years ended September 30, 2023 and 2022, respectively, and has been included in amortization expense. As of, and for the years ending, September 30, 2023 and 2022 there has been no impairment of this intangible asset.

NOTE 5 – SERVICING ASSETS

Servicing assets are included in other assets on the consolidated balance sheets as of September 30, 2023 and 2022, respectively. The following summarizes the activity pertaining to servicing assets for the year ending September 30, 2023 and 2022 (in thousands):

	2023	2022
Beginning of year	$ 3,788	$ 2,558
Additions	27,380	2,163
Amortized to other income	(4,410)	(933)
Change in valuation allowance	-	-
End of year	$ 26,758	$ 3,788

The fair value of servicing assets was $27.5 million and $4.0 million at September 30, 2023 and 2022, respectively. Fair value at year-end 2023 was determined using discount rates ranging from 12.00% to 14.50% and weighted average constant prepayment rates (CPR) ranging from 10.00% to 15.26%. Fair value at year-end 2022 was determined using a discount rate of 12.25% and a weighted average CPR of 14.23%.

No valuation allowance was recorded as of September 30, 2023, 2022 and 2021.

(Continued)

30

BANKERS HEALTHCARE GROUP, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended September 30, 2023, 2022 and 2021

NOTE 6 – LEASES

Lessee Arrangements

The Company enters into leases in the normal course of business primarily for financial centers, back-office operations locations, business, and information technology equipment. Certain lease agreements contain renewal options which are considered in the determination of the lease term if they are deemed reasonably certain to be executed. The Company's leases do not include residual value guarantees or covenants.

The Company includes lease extension and termination options in the lease term if, after considering relevant economic factors, it is reasonably certain the Company will exercise the option. The Company has elected not to recognize leases with original lease terms of 12 months or less (short-term leases) on the Company's balance sheet.

Leases are classified as operating and finance leases at the lease commencement date. Lease expense for operating leases and short-term leases is recognized on a straight-line basis over the lease term. Right-of-use assets represent our right to use an underlying asset for the lease term and lease liabilities represent our obligation to make lease payments arising from the lease. Right-of-use assets and lease liabilities are estimated based on the present value of future lease payments discounted using the Company's incremental secured borrowing rates as of the commencement date of the lease.

Right-of-use assets and lease liabilities by lease type, and the associated balance sheet classifications are as follows at September 30 (in thousands):

	Balance Sheet Classification	2023	2022
Right of use assets:			
Operating leases	Other assets	$ 11,683	$ 7,524
Finance lease	Premises and equipment, net	524	917
Total right-of-use assets		$ 12,207	$ 8,441
Lease liabilities:			
Operating leases	Accrued expenses and other liabilities	$ 10,323	$ 7,629
Finance lease	Accrued expenses and other liabilities	796	1,290
Total lease liabilities		$ 11,119	$ 8,919

Lease Expense

The components of total lease cost for the period ending were as follows for the year ended September 30 (in thousands):

	2023	2022	2021
Finance lease cost:			
Amortization of right-of-use assets	$ 393	$ 393	$ 393
Interest on lease liabilities	54	77	99
Operating lease cost	2,274	1,188	1,062
Short-term lease cost	112	253	35
Variable lease cost	690	251	267
Total lease cost	$ 3,523	$ 2,162	$ 1,856

(Continued)

31

BANKERS HEALTHCARE GROUP, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended September 30, 2023, 2022 and 2021

NOTE 6 – LEASES (Continued)

Lease obligations

Future undiscounted lease payments for finance and operating leases with initial terms for one year or more as of September 30, 2023 are as follows (in thousands):

	Finance Lease	Operating Leases
2024	$ 564	$ 2,144
2025	263	2,270
2026	-	2,075
2027	-	1,973
2028	-	1,048
Thereafter	-	3,255
Total undiscounted lease payments	827	12,765
Less: imputed interest	(31)	(2,442)
Net lease liabilities	$ 796	$ 10,323

Supplemental Lease Information at September 30 (dollars in thousands)

	2023	2022
Finance lease weighted average remaining lease term (years)	1	2
Finance lease weighted average discount rate	5.0%	5.0%
Operating leases weighted average remaining lease term (years)	6	5
Operating leases weighted average discount rate	6.0%	3.0%
Cash paid for amounts included in the measurement of lease liabilities		
Operating cash flows from operating leases	$ 1,944	$ 912
Operating cash flows from finance lease	54	77
Financing cash flows from finance lease	494	454
Right-of-use assets obtained in exchange for new operating lease liabilities	$ 4,804	$ 5,964
Decreases to right-of-use assets resulting from remeasurement of lease obligations for operating lease liabilities	166	1,087

(Continued)

32

BANKERS HEALTHCARE GROUP, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended September 30, 2023, 2022 and 2021

NOTE 7 – ESTIMATED LOAN SUBSTITUTIONS AND PREPAYMENTS

The following table presents the activity in the estimated loan substitutions and prepayments during the years ended September 30, 2023, 2022 and 2021 (in thousands):

	2023	2022	2021
Estimated loan substitutions and prepayments:			
Beginning balance	$ 270,313	$ 231,435	$ 256,268
Provision for (credit from) estimated loan substitutions and prepayments, netted against gain on loan sales	38,198	(60,370)	(76,930)
Loan sales	303,543	291,349	225,332
Actual loan substitutions and prepayments	(261,777)	(192,101)	(173,235)
Total ending estimated loan substitutions and prepayments	$ 350,277	$ 270,313	$ 231,435

Actual loan substitutions and prepayments include the Company's approval of optional substitutions of defaulted loans and approval of optional premium reimbursement on loans prepaid by the borrower.

The estimated loan substitutions and prepayments is subject to total outstanding and sold loans of $6.4 billion and $5.1 billion as of September 30, 2023 and 2022, respectively.

The following table presents the activity in gain on loan sales, net during the years ended September 30, 2023, 2022 and 2021 (in thousands):

	2023	2022	2021
Gain on loan sales, gross	$ 748,766	$ 747,713	$ 542,259
Increase in estimated loan substitutions and prepayments from sale of loans	(303,543)	(291,349)	(225,332)
(Provision for) credit from estimated loan substitutions and prepayments	(38,198)	60,370	76,930
Gain on loan sales, net	$ 407,025	$ 516,734	$ 393,857

(Continued)

33

BANKERS HEALTHCARE GROUP, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended September 30, 2023, 2022 and 2021

NOTE 8 – SECURED BORROWINGS

Loans transferred to investors (including Pinnacle Bank) that do not meet the requirements of sale treatment are carried at principal value net of allowance for loans losses and net of deferred loan fees on the balance sheet with an offsetting liability classified as a secured borrowing, which represents the investors' interest. The Company and investors share in the interest income and principal losses pro-rata based on a contractual percentage, or according to a payment sharing agreement where the Company takes first loss up to an agreed upon threshold. The investors service the loans and remit the Company its share of the borrowers' payment. The secured borrowing itself is repaid as the related asset is repaid to the Company. As of September 30, 2023 and 2022, loans transferred to investors that do not meet the requirements of sale treatment are $694.9 million and $719.4 million, respectively.

TL1 has a term loan agreement with a financial institution in the amount of $18.8 million. This agreement was subsequently amended in November 2019 and April 2022. There was $3.8 million and $6.5 million outstanding as of September 30, 2023 and 2022, respectively. This term loan agreement accrues interest at a rate of 6.2% and matured in October 2023. This loan is collateralized by $4.6 million in loans held for investment as of September 30, 2023. Interest expense was $319,000, $507,000 and $782,000 for the years ended September 30, 2023, 2022 and 2021, respectively, and is included in interest expense.

RC1 has a revolving line of credit agreement with a financial institution in the amount of $15 million. This agreement was subsequently amended in November 2019 and December 2022. There was $15.0 million and $5.8 million outstanding as of September 30, 2023 and 2022, respectively. This revolving credit agreement accrues interest at a rate of 6.25% as of September 30, 2023 and 5.25% as of September 30, 2022 and has a maturity date of October 2024. This line is collateralized by $16.7 million in loans held for investment as of September 30, 2023. Interest expense was $642,000, $381,000 and $526,000 for the years ended September 30, 2023, 2022 and 2021, respectively, and is included in interest expense

RC2 had a revolving line of credit agreement with a financial institution in the amount of $30 million. This revolving credit agreement was terminated in December 2022. There was $6.7 million outstanding as of September 30, 2022. Interest expense was $65,000, $374,000 and $518,000 for the years ended September 30, 2023, 2022 and 2021, respectively, and is included in interest expense

In November 2019, the Company transferred certain loans to Funding 01, which did not meet the requirements of sale treatment. The Company entered into a credit facility agreement (the "Credit Facility") with a financial institution which is secured by the loans transferred to Funding 01. This agreement was subsequently amended in December 2019, February 2020, March 2020, May 2020, January 2021, July 2021, January 2022 and April 2022. The Credit Facility permits the Company to borrow up to $200 million in two different tranches (i.e. Class A Tranche and Class B Tranche), bearing interest at Daily/90 LIBOR and has a maturity date of May 2024. At September 30, 2023 and 2022, the Company had no outstanding borrowings on this facility and as such, there were no loans pledged against this facility. Interest expense was $0, $1.1 million and $72,000 for the years ended September 30, 2023, 2022 and 2021, respectively, and is included in interest expense

FSG had a credit facility (the "PPPLF") with the Federal Reserve Bank in conjunction with the PPP. The PPPLF accrued interest at a fixed rate of 35 basis points. The PPPLF matured in February 2023. There was $10.9 million outstanding as of September 30, 2022. Interest expense was immaterial for the year ended September 30, 2023 and $89,000 and $474,000 for the years ended September 30, 2022 and 2021, respectively, and is included in interest expense

(Continued)

34

BANKERS HEALTHCARE GROUP, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended September 30, 2023, 2022 and 2021

NOTE 8 – SECURED BORROWINGS (Continued)

In November 2022, BHG Funding 03 established a revolving warehouse facility with a financial institution in the amount of $250 million. There was zero outstanding as of September 30, 2023. This facility accrues interest at one-month SOFR plus 3.125% per annum (8.45% as of September 30, 2023) and will mature on November 1, 2025. The credit agreement contains covenants requiring the Company to maintain certain financial ratios and satisfy certain other affirmative and negative covenants. The Company is in compliance with each of the covenants as of and for the year ended September 30, 2023. Interest expense was $4.5 million for the year ended September 30, 2023, and is included in interest expense.

In November 2022, BHG Funding 04 established a revolving warehouse facility with a financial institution in the amount of $300 million. The facility was subsequently amended in February 2023 and April 2023. There was zero outstanding as of September 30, 2023. This facility accrues interest at one-month SOFR plus 2.25% per annum (7.58% as of September 30, 2023) and will mature on November 1, 2025. The credit agreement contains covenants requiring the Company to maintain certain financial ratios and satisfy certain other affirmative and negative covenants. The Company is in compliance with each of the covenants as of and for the year ended September 30, 2023. Interest expense was $2.1 million for the year ended September 30, 2023, and is included in interest expense.

In November 2022, BHG Funding 05 established a loan purchase facility with a financial institution for the funding of certain receivables in the amount of $456.3 million. The initial draw occurred in November 2022 for the amount of $248.6 million. The second draw occurred in December 2022 for the amount of $207.7 million. There was $396.4 million outstanding as of September 30, 2023. This facility accrues interest at a rate of 7.9965% for the first draw and 7.9005% for the second draw. The facility has a maturity date of November 2027. This facility is collateralized by $442.8 million in loans held for investment as of September 30, 2023. The credit agreement contains covenants requiring the Company to maintain certain financial ratios and satisfy certain other affirmative and negative covenants. The Company is in compliance with each of the covenants as of and for the year ended September 30, 2023. Interest expense was $29.9 million for the year ended September 30, 2023, and is included in interest expense.

In February 2023, BHG Funding 06 established a loan purchase facility with a financial institution for the funding of certain receivables. The initial draw occurred in March 2023 for the amount of $75 million. The second draw occurred in May 2023 for the amount of $105.5 million. There was $163.3 million outstanding as of September 30, 2023. This facility accrues interest at a rate of 8.16% for the first draw and 7.565% for the second draw. The facility has a maturity date of May 2036. This facility is collateralized by $188.3 million in loans held for investment as of September 30, 2023. The credit agreement contains covenants requiring the Company to maintain certain financial ratios and satisfy certain other affirmative and negative covenants. The Company is in compliance with each of the covenants as of and for the year ended September 30, 2023. Interest expense was $6.4 million for the year ended September 30, 2023, and is included in interest expense.

In an ABS transaction, the Company transferred certain loans to BHG Securitization Funding, which did not meet the accounting requirements of sale treatment. Next, BHG Securitization Funding transferred the loans to a securitization trust in exchange for notes indirectly backed by the respective loans by way of an equity interest in a grantor trust. Both of these subsequent transfers also did not meet the accounting requirements for sale treatment. The asset backed notes are secured by ownership certificates in the securitization trust, which owns a 100% ownership interest in the grantor trust which ultimately holds the respective loans. The asset backed notes are issued in different tranches, bearing interest at fixed rates. The Company pays a one-time non-refundable upfront underwriting fee of and certain other costs related to the issuance of the notes.

(Continued)

35

BANKERS HEALTHCARE GROUP, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended September 30, 2023, 2022 and 2021

NOTE 8 – SECURED BORROWINGS (Continued)

See below table for details of ABS transactions as of September 30, 2023 (dollars in thousands):

Securitization Trust	Grantor Trust	Formation Date	Maturity Date	Asset Backed Notes Amount	Gross Loans Pledged as Collateral
Bankers Healthcare Group Securitization Trust 2020-A	Bankers Healthcare Group Grantor Trust 2020-A	July 2020	September 2031	Class A - $13,766 2.56% Class B - $22,610 3.59% Class C - $23,770 5.17% Total - $60,146	$68,595
BHG Securitization Trust 2021-A	BHG Grantor Trust 2021-A	May 2021	November 2033	Class A - $117,617 1.42% Class B - $43,130 2.79% Class C - $14,620 3.69% Total - $175,367	$202,193
BHG Securitization Trust 2021-B	BHG Grantor Trust 2021-B	September 2021	October 2034	Class A - $81,277 0.90% Class B - $72,000 1.67% Class C - $50,600 2.24% Class D - $8,400 3.17% Class E - $ - 4.55% Total - $212,277	$247,081
BHG Securitization Trust 2022-A	BHG Grantor Trust 2022-A	February 2022	February 2035	Class A - $124,380 1.71% Class B - $99,000 2.70% Class C - $74,000 3.08% Class D - $8,750 3.56% Class E - $21,750 4.30% Total - $327,880	$352,064
BHG Securitization Trust 2022-B	BHG Grantor Trust 2022-B	June 2022	June 2035	Class A - $33,701 3.75% Class B - $73,468 4.84% Class C - $52,090 5.39% Class D - $28,303 6.69% Class E - $ - 6.36% Total - $187,562	$242,738
BHG Securitization Trust 2022-C	BHG Grantor Trust 2022-C	September 2022	October 2035	Class A - $90,779 5.32% Class B - $95,270 5.93% Class C - $84,683 6.56% Class D - $15,878 7.85% Class E - $30,267 9.73% Total - $316,877	$370,529
BHG Securitization Trust 2023-A	BHG Grantor Trust 2023-A	March 2023	April 2036	Class A - $129,701 5.55% Class B - $48,735 6.35% Class C - $31,407 7.10% Class D - $16,444 8.55% Class E - $12,540 11.85% Total - $238,827	$279,872
Total ABS Transactions				Total - $1,518,936	

(Continued)

36

BANKERS HEALTHCARE GROUP, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended September 30, 2023, 2022 and 2021

NOTE 8 – SECURED BORROWINGS (Continued)

See below table for details of ABS transactions as of September 30, 2022 (dollars in thousands):

Securitization Trust	Grantor Trust	Formation Date	Maturity Date	Asset Backed Notes Amount	Gross Loans Pledged as Collateral
Bankers Healthcare Group Securitization Trust 2020-A	Bankers Healthcare Group Grantor Trust 2020-A	July 2020	September 2031	Class A - $36,928 2.56% Class B - $22,610 3.59% Class C - $23,770 5.17% Total - $83,308	$95,177
BHG Securitization Trust 2021-A	BHG Grantor Trust 2021-A	May 2021	November 2033	Class A - $172,752 1.42% Class B - $43,130 2.79% Class C - $14,620 3.69% Total - $230,502	$264,471
BHG Securitization Trust 2021-B	BHG Grantor Trust 2021-B	September 2021	October 2034	Class A - $148,195 0.90% Class B - $72,000 1.67% Class C - $50,600 2.24% Class D - $8,400 3.17% Class E - $ - 4.55% Total - $279,195	$315,857
BHG Securitization Trust 2022-A	BHG Grantor Trust 2022-A	February 2022	February 2035	Class A - $222,309 1.71% Class B - $99,000 2.70% Class C - $74,000 3.08% Class D - $8,750 3.56% Class E - $21,750 4.30% Total - $425,809	$446,178
BHG Securitization Trust 2022-B	BHG Grantor Trust 2022-B	June 2022	June 2035	Class A - $93,350 3.75% Class B - $73,468 4.84% Class C - $52,090 5.39% Class D - $28,303 6.69% Class E - $ - 6.36% Total - $247,211	$302,895
BHG Securitization Trust 2022-C	BHG Grantor Trust 2022-C	September 2022	October 2035	Class A - $165,134 5.32% Class B - $95,270 5.93% Class C - $84,683 6.56% Class D - $15,878 7.85% Class E - $30,267 9.73% Total - $391,232	$443,471
Total ABS Transactions				Total - $1,657,257	

(Continued)

37

BANKERS HEALTHCARE GROUP, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended September 30, 2023, 2022 and 2021

NOTE 8 – SECURED BORROWINGS (Continued)

Secured borrowings at September 30, 2023 and 2022 consist of the following (in thousands):

	2023	2022
Loans transferred to investors, not meeting sale treatment	$ 694,856	$ 719,438
Borrowings under term loan facilities	563,458	6,512
Borrowings under revolving credit facilities	15,017	12,550
Borrowings under the credit facility with the Federal Reserve Bank for PPP loans	-	10,879
Borrowings related to ABS transactions (from above table)	1,518,936	1,657,257
Total secured borrowings	2,792,267	2,406,636
Less: Unamortized debt issuance costs on the borrowings	(24,242)	(18,639)
Secured borrowings, net of unamortized debt issuance costs	$ 2,768,025	$ 2,387,997

Debt issuance costs have been presented as a direct reduction of the Company's secured borrowings in the consolidated balance sheets and are amortized into the income statement. A total of $24.2 million and $18.6 million of debt issuance costs remain to be amortized as of September 30, 2023 and 2022, respectively. Amortization of the debt issuance costs of $8.1 million, $2.3 million and $1.2 million was charged to secured borrowings interest expense for the years ended September 30, 2023, 2022 and 2021, respectively.

NOTE 9 – NOTES PAYABLE

In March 2020, 3700 Lakeside entered into a mortgage agreement in connection with the purchase of the Miramar, Florida property and facilities. The mortgage was subsequently amended in March 2021 and September 2022. The mortgage was paid off in September 2023. The interest rate on the mortgage was 30-day LIBOR plus 214 basis points (5.28% as of September 30, 2022). The mortgage was subject to an interest rate swap agreement that was terminated when the mortgage was paid off (see Note 14). Interest expense was $753,000, $731,000 and $751,000 for the years ended September 30, 2023, 2022 and 2021, respectively and is included in interest expense.

In March 2021, Stratosphere Holdings entered into a term note payable agreement in connection with the purchase of an aircraft. This note payable was paid off in April 2023 when the aircraft was sold. The interest rate on the term note payable was a fixed rate of 2.57%. Interest expense was $272,000, $233,000 and $130,000 for the years ended September 30, 2023, 2022 and 2021, respectively, and is included in interest expense.

In June 2021, the Company established a revolving line of credit with a financial institution in the amount of $350 million. The line of credit agreement was subsequently amended in December 2021, June 2022, April 2023 and June 2023 to increase the borrowing limit to $675 million. There was $345 million and $595 million outstanding as of September 30, 2023 and 2022, respectively. This line of credit accrues interest at one-month SOFR plus 2.00% per annum (7.32% as of September 30, 2023 and 4.98% as of September 30, 2022) and will mature on June 30, 2026. This line of credit is collateralized by all assets of the Company. The credit agreement contains covenants requiring the Company to maintain certain financial ratios and satisfy certain other affirmative and negative covenants. The Company is in compliance with each of the covenants as of and for the years ended September 30, 2023 and 2022. Interest expense was $26.3 million, $10.7 million and $641,000 for the years ended September 30, 2023, 2022 and 2021, respectively, and is included in interest expense.

(Continued)

38

BANKERS HEALTHCARE GROUP, LLC AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS Years ended September 30, 2023, 2022 and 2021 (Continued) 39 NOTE 9 – NOTES PAYABLE (Continued) In September 2021, the Company established a revolving line of credit with a financial institution in the amount of $35 million. The revolving line of credit was subsequently converted into a term note payable in January 2022. There was $33.2 million outstanding as of September 30, 2022. This term note payable was paid off in April 2023. The interest rate on the revolving line of credit was 30-day LIBOR plus 265 basis points (5.79% as of September 30, 2022). The term note was subject to an interest rate swap agreement that was terminated when the note payable was paid off (see Note 14). Interest expense was $775,000, $1.2 million and zero for the years ended September 30, 2023, 2022 and 2021, respectively, and is included in interest expense. In December 2021, the Company established an unsecured revolving line of credit with a financial institution in the amount of $50 million. The revolving line of credit was subsequently amended in December 2022 and April 2023. The revolving line of credit was terminated in September 2023. There was nothing outstanding as of September 30 2022. The interest rate on the revolving line of credit was one-month SOFR plus 3.00% per annum (5.98% as of September 30, 2022). Interest expense was $1.9 million and $174,000 for the years ended September 30, 2023 and 2022, respectively, and is included in interest expense. Notes payable consists of the following at September 30 (in thousands): 2023 2022 Revolving lines of credit $ 345,000 $ 595,000 Term notes payable - 41,473 Mortgage payable - 20,511 Total notes payable 345,000 656,984 Less: Unamortized debt issuance costs on the borrowings - (284) Notes payable, net of unamortized debt issuance costs $ 345,000 $ 656,700 The scheduled maturities of notes payable outstanding at September 30, 2023 are as follows (in thousands): 2024 $ - 2025 - 2026 345,000 2027 - 2028 - Thereafter - Total notes payable $ 345,000 BANKERS HEALTHCARE GROUP, LLC AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS Years ended September 30, 2023, 2022 and 2021 (Continued) 40 NOTE 10 – VARIABLE INTEREST ENTITIES Consolidated Variable Interest Entities The Company determined that Funding 01, Funding 03, Funding 04, Funding 05, and Funding 06 (collectively referred to as the “Funding Entities”) are VIEs. The Company serves as the servicer of these entities, has the power to make significant decisions impacting the performance of the entities and holds significant variable interests in the entities. The Company has also provided credit enhancement to the lenders of the entities. Therefore, the Company consolidates these entities in the consolidated financial statements. The Company determined that RC1, RC2, and TL1 are VIEs. The Company is the servicer of these entities, has the power to make significant decisions impacting the performance of the entities and holds a significant variable interest in the entities. Therefore, the Company consolidates these entities in the consolidated financial statements. The Company determined that the ABS Entities are VIEs. The Company is the servicer of these entities, has the power to make significant decisions impacting the performance of the entities and holds a significant variable interest in the entities. In addition, the Company has the obligation to absorb losses and the rights to receive benefits from the ABS Entities, both of which could be potentially significant to the Company. These types of securitization structures are treated as secured financings, in which the receivables remain on the consolidated balance sheet, and the debt issued by the ABS entities is shown as secured borrowings on the consolidated balance sheets. All VIE assets are restricted from being sold or pledged as collateral. The cash flows from these assets are the only source used to pay down the associated liabilities, which are non-recourse to the Company. Recourse to the Company by holders of the asset-backed securities and by the trust, for failure of the obligors to make payments on a timely basis, is limited to the assets included in the securitization and the Company’s retained interests in the securitization. The following table presents information on assets and liabilities related to VIEs consolidated by the Company as of September 30 (in thousands): September 30, 2023 Funding RC1 and ABS Entities TL1 Entities Total Assets Cash and cash equivalents $ 39,019 $ 1,720 $ 71,621 $ 112,360 Loans, net of allowance for loan losses - 19,444 - 19,444 Loans pledged, net of allowance for loan losses 562,031 - 1,572,742 2,134,773 Accrued interest receivable 4,693 146 11,625 16,464 Intercompany receivables1 3,129 - 4,583 7,712 Other assets 2,724 - - 2,724 Total assets $ 611,596 $ 21,310 $ 1,660,571 $ 2,293,477 Liabilities Secured borrowings , net of unamortized debt issuance costs $ 552,807 $ 18,770 $ 1,501,593 $ 2,073,170 Intercompany payables1 6,178 62 4,622 10,862 Accrued expenses and other liabilities 2,365 76 183 2,624 Total liabilities $ 561,350 $ 18,908 $ 1,506,398 $ 2,086,656 BANKERS HEALTHCARE GROUP, LLC AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS Years ended September 30, 2023, 2022 and 2021 (Continued) 41 NOTE 10 – VARIABLE INTEREST ENTITIES (Continued) September 30, 2022 Funding RC1, RC2 ABS Entities TL1 Entities Total Assets Cash and cash equivalents $ 2,771 $ 2,152 $ 63,619 $ 68,542 Loans, net of allowance for loan losses - 19,295 - 19,295 Loans pledged, net of allowance for loan losses - - 1,716,947 1,716,947 Accrued interest receivable - 135 12,235 12,370 Intercompany receivables1 3,086 - - 3,086 Other assets 512 15 - 527 Total assets $ 6,369 $ 21,597 $ 1,792,801 $ 1,820,767 Liabilities Secured borrowings , net of unamortized debt issuance costs $ - $ 19,059 $ 1,638,621 $ 1,657,680 Intercompany payables1 4,914 63 233,274 238,251 Accrued expenses and other liabilities 15 - 1,072 1,087 Total liabilities $ 4,929 $ 19,122 $ 1,872,967 $ 1,897,018 1Intercompany receivables and payables are eliminated in consolidation. Nonconsolidated Variable Interest Entities The Company will sell loans to unaffiliated trusts in which the Company has continuing involvement as the servicer of these loans. The Company does not have any other involvement in the trusts and accordingly is not the primary beneficiary. In 2023, the Company recognized a servicing asset of $9.4 million and a gain on sale of $28.4 million based on the sale of loans to the trusts. The Company has designed and created Funding 07 to hold $510.4 million of consumer and commercial loans to transfer credit and interest rate risk associated with the loans through the issuance of $448.9 million in collateralized notes in addition to residual certificates. The Company has a variable interest in Funding 07, as the Company owns the residual certificates that absorb variability. The Company also has continuing, non-controlling involvement with the Funding 07 as the servicer. The servicing agreement provides the largest owner of the collateralized notes to Funding 07 with the right to remove the Company as the servicer of delinquent or defaulted loans, therefore, the Company has concluded the largest owner of the collateralized notes has the power to control the activities which most impact the economic performance of Funding 07, and accordingly the Company is not the primary beneficiary. Accordingly, the Company has deconsolidated Funding 07 and recognized a residual interest in the entity of $85.1 million, a servicing asset of $10.0 million and a gain on sale of $27.4 million. The Company’s financial interest represents the equity ownership interest in Funding 07, wherein there is an obligation to absorb losses and the right to receive benefits from residual certificate ownership. The maximum exposure to loss as a result of the Company’s involvement with Funding 07 is limited to the Company’s investment. The Company did not provide financial support to Funding 07 beyond the initial equity investment. There are no liquidity arrangements, guarantees or other commitments by third parties that may affect the fair value or risk of the Company’s variable interests in Funding 07. During the year ended September 30, 2023, the Company did not exercise a cleanup call on the nonconsolidated VIE. BANKERS HEALTHCARE GROUP, LLC AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS Years ended September 30, 2023, 2022 and 2021 (Continued) 42 NOTE 11 – RELATED PARTY TRANSACTIONS The Company has an agreement with a related party to conduct broker transactions and facilitate sales and marketing on behalf of the Company. The expense amounted to $7.6 million, $8.3 million and $6.4 million for the years ended September 30, 2023, 2022 and 2021, respectively, and has been included in professional services on the consolidated statements of income. The Company leases three properties from related parties. One office building is leased from Crawford & Castro Properties, LLC, another building is leased from Broward Business Center, LLC and a parking lot is leased from Broward Business Center II, LLC. All three related parties are owned by two members of the Company’s Board of Directors. The expense amounted to $1.2 million, $1.4 million and $1.4 million for the years ended September 30, 2023, 2022 and 2021, respectively. The Company provided marketing and sales activities for BHG MC Services, LLC (“MC Services”), a credit card origination company and Pinnacle Bank, which was the credit card issuer of BHG branded credit cards. MC Services originated credit cards for the Company’s borrowers, established the reserve for loan losses, provided software, regulatory compliance, and other services for the credit card portfolio. The Company received the benefit of branding from having its name on credit cards issued and was able to market credit card holders for its loan products. MC Services is owned by two members of the Company’s Board of Directors and two Company executives. In December 2021, the Company acquired a 50% profit share in a consumer and commercial credit card portfolio for $25 million from MC Services. As of September 30, 2023, the remaining 50% profit share in the portfolio was owned by Pinnacle Bank. In May 2023, the Company purchased an incremental intangible asset related to the original credit card portfolio purchased for $6.7 million from MC Services. The Company partners with Pinnacle Bank, one of the Company’s stockholders, to facilitate loan originations as part of the Company’s AF portfolio. The Company purchases loans funded by Pinnacle Bank, which are included in loans held for sale at time of purchase. The Company purchased $376.1 million, $247.9, and $169.4 million of commercial loans and $924.2 million, $723.2 million and $467.4 million of consumer loans for the years ending September 30, 2023, 2022 and 2021, respectively. The Company transfers loans to Pinnacle Bank that do not meet the requirements of sale treatment (see Note 8 for loans transferred to investors). Loans transferred to Pinnacle Bank that do not meet the requirements of sale treatment are $283.6 million and $374.3 million, as of September 30, 2023 and 2022, respectively, and are included in loans, net of allowance, on the consolidated balance sheet. The Company has cash on deposit at Pinnacle Bank of $329.4 million and $352.2 million as of September 30, 2023 and 2022, respectively, of which $61.6 million and $14.2 million was restricted. The Company engages Capital Collections Management, LLC (“CCMR3”), a nationally licensed collection agency, to collect on delinquent accounts. These accounts include all consumer borrowings, and any commercial borrowings that were originated by a third-party or are greater than 60 days past due. The fee paid is at, or below market rate and contingent on successful collection of payments from delinquent borrowers. The majority of CCMR3 is owned by a member of the Company’s Board of Directors. The expense amounted to $13.2 million, $7.9 million and $5.3 million for the years ended September 30, 2023, 2022 and 2021, respectively, and has been included in portfolio expenses on the consolidated statements of income. The Company also reimburses CCMR3 for legal expenses incurred relating to their collection efforts. The expense amounted to $10.2 million, $5.3 million and $4.0 million for the years ended September 30, 2023, 2022 and 2021, respectively, and has been included in professional services on the consolidated statements of income.

BANKERS HEALTHCARE GROUP, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended September 30, 2023, 2022 and 2021

NOTE 12 – FAIR VALUE

The Company used the following method and significant assumptions to estimate fair value:

Interest rate swap derivative: The fair value of the Company's interest rate swaps is obtained from a third-party pricing service and is determined using a discounted cash flow analysis of the derivatives. The pricing analysis is based on observable inputs for the contractual terms of the derivatives, including the period to maturity and interest rate curves (Level 2 inputs).

Residual interest: The Company estimated the fair value of the residual interest using a valuation prepared by a third party. The third party's estimate was based on reported trade activity for U.S. consumer and commercial unsecured loan portfolios or similar vintage, size and duration as well as residual interests that infrequently trade bi-laterally. The Company reviewed the methodologies and processes of the third-party firm and compared their valuation with internal estimates. The Company performs an ongoing analysis of valuations received from the third-party valuation firm and those developed internally to determine that they represent appropriate estimates of fair value. Management classifies residual interest as Level 3 due to the use of significant unobservable inputs in the fair value measurements.

The Company's consolidated financial statements include assets and liabilities that are measured based on their estimated fair values. Refer to Note 1- Nature of Operations and Summary of Significant Accounting Policies for information on the fair value hierarchy, valuation methodologies, and key inputs used to measure financial assets and liabilities recorded at fair value, as well as methods and assumptions used to estimate fair value disclosures for financial instruments not recorded at fair value in their entirety on a recurring basis.

The following tables present the carrying amount and estimated fair value of financial instruments included in the consolidated financial statements.

Assets and liabilities measured at fair value on a recurring basis are summarized below (in thousands):

	Fair Value Measurements Using:			
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
September 30, 2023				
Financial assets				
Residual interest	$ -	$ -	$ 90,309	$ 90,309
September 30, 2022				
Financial assets				
Interest rate swap derivative	$ -	$ 6,154	$ -	$ 6,154

(Continued)

43

BANKERS HEALTHCARE GROUP, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended September 30, 2023, 2022 and 2021

NOTE 12 – FAIR VALUE (Continued)

The table below presents a reconciliation of all assets measured at fair value on a recurring basis using significant unobservable inputs (Level 3):

		Residual Interest
Balance of recurring Level 3 assets at October 1, 2022	$	-
Additions		85,050
Total gains or losses for the period:		
Included in other income		5,259
Balance of recurring Level 3 assets at September 30, 2023	$	90,309

The Company elected the fair value option to measure the residual interest subsequent to initial recognition, as we believe that fair value is a more meaningful measure of the ongoing economics for our residual interest's expected rights.

The Company's residual investment valuation was supported by an analysis which included (1) expected cash flow assumptions for included loans; (2) loan pre-payment and default assumptions, and (3) discounted cash flow modeling. Assumptions are updated for reporting periods.

The following table presents quantitative information about recurring Level 3 fair value measurements at September 30, 2023 (dollars in thousands):

	Fair Value	Valuation Technique	Unobservable Inputs	Input
September 30, 2023				
Residual interest	$ 90,309	Discounted cash flow	Prepayment / loss rate	14%-16%
			Discount rate	20%

The Company has certain assets that are subject to measurement at fair value on a nonrecurring basis. For these assets, measurement at fair value in periods subsequent to their initial recognition is applicable if determined to be impaired. During 2023, the Company recorded a $9.8 million impairment of premises held for sale to reflect the estimated fair value of the property based on negotiations with a prospective purchaser. The estimated fair value was $17.0 million as of September 30, 2023. The Company also assesses the loans held for sale for possible impairment if the estimated fair value of the loans is less than their amortized cost. During the years ended September 30, 2023, 2022 and 2021, the Company did not have any other material assets which were measured at fair value due to impairment.

(Continued)

44

BANKERS HEALTHCARE GROUP, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended September 30, 2023, 2022 and 2021

NOTE 12 – FAIR VALUE (Continued)

Fair Value of Financial Instruments: The carrying amounts and estimated fair values of financial instruments (represents exit price) at September 30, 2023 and 2022, are as follows (in thousands):

		Fair Value Measurements at September 30, 2023 Using:			
	Carrying Amount	Level 1	Level 2	Level 3	Total
Financial assets:					
Cash and cash equivalents	$ 642,519	$ 642,519	$ -	$ -	$ 642,519
Loans, net	3,101,690	-	-	3,410,856	3,410,856
Loans held for sale	256,492	-	-	293,318	293,318
Accrued interest receivable	25,196	25,196	-	-	25,196
Accounts receivable	13,681	13,681	-	-	13,681
Residual interest	90,309	-	-	90,309	90,309
Financial liabilities:					
Secured borrowings	$ 2,768,025	$ -	$ 2,751,225	$ -	$ 2,751,225
Notes payable	345,000	-	342,906	-	342,906

		Fair Value Measurements at September 30, 2022 Using:			
	Carrying Amount	Level 1	Level 2	Level 3	Total
Financial assets:					
Cash and cash equivalents	$ 591,803	$ 591,803	$ -	$ -	$ 591,803
Loans, net	2,769,950	-	-	2,982,550	2,982,550
Loans held for sale	437,602	-	-	557,767	557,767
Accrued interest receivable	24,701	24,701	-	-	24,701
Accounts receivable	36,646	36,646	-	-	36,646
Financial liabilities:					
Secured borrowings	$ 2,387,997	$ -	$ 2,374,360	$ -	$ 2,374,360
Notes payable	656,700	-	653,444	-	653,444

NOTE 13 – POSTRETIREMENT PLANS

Long-term Incentive ("LTI") Plan: The Company adopted an LTI Plan effective January 2022. Through this plan, the Company may choose to provide equity-based incentives to selected employees, at the discretion of ownership. The awards may be in the form of Restricted Stock Units ("RSU") or Stock Appreciation Rights ("SAR"). RSU are a right to receive cash and/or shares of Company stock (as determined by the Company) equal to the share value. SAR are a right to receive an amount of cash and/or Company stock (as determined by the Company) based upon the excess of the most recent share value preceding the date of exercise over the grant price. The fair value of the RSU's and SAR's was determined using the Black-Scholes model. Both RSU's and SAR's vest in equal annual installments over a three (3) year period beginning on the grant date, vesting is subject to continued employment through each applicable vesting date. Total RSU and SAR liabilities were $6.8 million and $3.5 million as of September 30, 2023 and 2022, respectively, and have been included in accrued compensation and other benefits on the balance sheets. Expenses for year ended September 30, 2023 and 2022 were $3.3 million and $3.5 million, respectively, and have been included in salaries and employee benefits on the consolidated statement of income.

(Continued)

45

BANKERS HEALTHCARE GROUP, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended September 30, 2023, 2022 and 2021

NOTE 13 – POSTRETIREMENT PLANS (Continued)

401(k) Plan: The Company sponsors a 401(k) benefit plan (the "Plan"). The Plan allows employee contributions up to the annual IRS limit. Effective April 1, 2023, the Plan was amended to provide a matching contribution on behalf of each participant in an amount equal to 50% of the participant contribution, up to 6% of their compensation. Prior to April 1, 2023, the Plan provided a matching contribution on behalf of each participant in an amount equal to 100% of the participant contribution, up to 6% of their compensation. Expenses for years ended September 30, 2023, 2022 and 2021 were $4.6 million, $4.5 million and $2.7 million, respectively, and have been included in salaries and employee benefits on the consolidated statements of income.

NOTE 14 – DERIVATIVES

The Company utilizes interest rate swap agreements as part of its asset liability management strategy to help manage its interest rate risk position. The notional amount of the interest rate swaps does not represent amounts exchanged by the parties. The amount exchanged is determined by reference to the notional amount and the other terms of the individual interest rate swap agreements.

Cash Flow Hedge: Interest rate swaps with notional amounts totaling $53.7 million as of September 30, 2022 were designated as cash flow hedges of certain notes payable (as disclosed in Note 9) and were determined to be effective during the periods presented. These interest rate swaps were terminated during the year ended September 30, 2023.

The Company presents derivative position gross on the consolidated balance sheets. The following table reflects derivatives recorded on the consolidated balance sheets as of September 30, 2023 and 2022 (dollars in thousands):

	2023		2022	
	Notional Amount	Fair Value	Notional Amount	Fair Value
Included in accounts receivable:				
Derivatives designated as hedges:				
Interest rate swaps related to notes payable	$ -	$ -	$ 53,667	$ 6,154

The amount of gain (loss) from the Company's cash flow hedge relationships recorded on the statement of comprehensive income during the years ended September 30, 2023 and 2022 was as follows (in thousands):

	2023	2022	2021
Derivatives:			
Interest rate swaps related to notes payable	$ (639)	$ 6,272	$ 1,333

The effect of cash flow hedge accounting on the income statement for the years ended September 30, 2023, 2022 and 2021 are as follows (in thousands):

	2023	2022	2021
Gain on cash flow hedging relationships:			
Amount reclassified from accumulated OCI into income	$ 5,490	$ -	$ -

46